Exhibit 10.3

CREDIT AGREEMENT

BY AND BETWEEN

STERLING NATIONAL BANK

AND

LINCOLN EDUCATIONAL SERVICES CORPORATION;
LINCOLN TECHNICAL INSTITUTE, INC.;
NASHVILLE ACQUISITION, L.L.C.;
NEW ENGLAND ACQUISITION, LLC;
EUPHORIA ACQUISITION, LLC;
LCT ACQUISITION, LLC;
NN ACQUISITION, LLC and
LTI HOLDINGS LLC

Dated as of November 14, 2019

i

CREDIT AGREEMENT

CREDIT AGREEMENT, dated as of November 14, 2019, by and between LINCOLN EDUCATIONAL SERVICES CORPORATION, a New Jersey corporation (the “Parent”); LINCOLN TECHNICAL INSTITUTE, INC., a New Jersey corporation; NASHVILLE ACQUISITION, L.L.C., a Delaware limited liability company; NEW ENGLAND ACQUISITION, LLC, a Delaware limited liability company; EUPHORIA ACQUISITION, LLC, a Delaware limited liability company; LCT ACQUISITION, LLC, a Delaware limited liability company; NN ACQUISITION, LLC, a Delaware limited liability company; and LTI HOLDINGS, LLC, a Colorado limited liability company (individually and collectively, the “Borrower”), and STERLING NATIONAL BANK (the “Bank”).

The Borrower has requested that the Bank extend credit to it and the Bank is willing to do so subject to the terms and conditions set forth herein.

Accordingly, for good and valuable consideration, the parties hereto agree as follows:

1.	DEFINITIONS AND PRINCIPLES OF CONSTRUCTION.

Section 1.1           Definitions.

As used in this Agreement, terms defined elsewhere in this Agreement have the meanings therein indicated, and the following terms have the following meanings:

“Accreditation” means the status of public recognition granted by any Accrediting Body to an educational institution or location or program thereof that meets all of the Accrediting Body’s standards and requirements.

“Accrediting Body(ies)” means individually, any Person other than a Governmental Authority that is recognized as an accrediting agency by the DOE which engages in granting or withholding Accreditation or similar approval for private post-secondary schools or programs, in accordance with standards relating to the performance, operation, financial condition and/or educational quality of such schools, including the Accrediting Commission of Career Schools and Colleges, and collectively, two or more of them.

“Adjusted EBITDA” means, for the period under review, for the Borrower on a consolidated basis, an amount equal to Consolidated Net Income for such period plus the following to the extent deducted in calculating such Consolidated Net Income:  costs associated with the closing of the Lincoln College of New England campus in Southington, Connecticut in the amount of (A) $6,000,000 during the Fiscal Quarter ended December 31, 2018, (B) $5,863,000 during the Fiscal Quarter ending March 31, 2019, (C) $4,964,000 during the Fiscal Quarter ending June 30, 2019 and (D) $3,099,000 during the Fiscal Quarter ending September 30, 2019 only; it being understood and agreed that the add backs for the fiscal periods noted in clauses (A) through (D) shall be one-time adjustments only and shall not carry forward to any subsequent fiscal periods); the amount of depreciation and amortization expense for such period; with the Bank’s consent in its sole discretion, impairment of goodwill and long-lived assets for such period; Consolidated Interest Expense; the provision for federal, state, local and foreign income taxes payable for such period; and other non-cash expenses related to stock-based compensation and pension expense for such period, which shall be limited to an aggregate sum of $2,500,000 during any twelve (12) month period, in each case as determined in accordance with GAAP; and non-recurring expenses not to exceed $1,750,000 for the Fiscal Quarter ending September 30, 2019, which non-recurring expenses shall be a one-time adjustment only and shall not carry forward to any subsequent fiscal periods.

“Affiliate(s)” means individually, with respect to a specified Person, another Person that directly or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified, and collectively, all of them.

“Agreement” means this Credit Agreement, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Applicable Margin” has the meaning ascribed thereto in Section 3.1(A)(c).

“Assignee” has the meaning set forth in Section 9.6(b).

“Authorized Signatory” means, as to any Borrower, the chief executive officer, the president, any vice president, the chief financial officer or any other officer (designated in writing by the Borrower and acceptable to the Bank) of such Borrower.

“Balance Sheet Date” has the meaning ascribed thereto in Section 4.12(b).

“Bank” has the meaning ascribed thereto in the preamble to this Agreement.

“Banking Services” means each and any of the following bank services provided to the Borrower by the Bank or any of its Affiliates: (i) credit cards for commercial customers (including, without limitation, “commercial credit cards” and purchasing cards), (ii) stored value cards and (iii) treasury management services (including, without limitation, controlled disbursement, automated clearinghouse transactions, return items, overdrafts and inter-state depository network services).

“Banking Services Obligations” of the Borrower means any and all obligations of the Borrower, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof  and substitutions therefor) in connection with Banking Services.

“Beneficiary” means the Person named on a Letter of Credit application as the beneficiary or any transferee of such beneficiary.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” has the meaning ascribed thereto in the preamble to this Agreement.

“Borrowing Date” means the date of the making, conversion or continuation of any Loan.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in the State of New Jersey are authorized or required by law to remain closed.

“Capital Expenditures” means, for any period, the Dollar amount of gross cash expenditures by the Borrower, in respect of the purchase or other acquisition of any fixed assets, real property, plant and equipment and all renewals, improvements and replacements of any of the foregoing, but not maintenance and repairs to any such item.  For purposes of this definition, the purchase price of equipment that is purchased simultaneously with the trade-in of existing equipment or with insurance proceeds shall be included in Capital Expenditures only to the extent of the gross amount by which such purchase price exceeds the credit granted by the seller of such equipment for the equipment being traded in at such time or the amount of such insurance proceeds, as the case may be.

“Capital Lease(s)” means, individually, with respect to any Person, any lease of property (whether real, personal or mixed) by such Person as lessee, which, in conformity with GAAP, is accounted for as a capital lease on the balance sheet of such Person, and collectively, all of them.

“Capital Lease Obligations” means, with respect to any Person, obligations of such Person under Capital Leases accounted for as liabilities in accordance with GAAP.

“Capital Stock” means, as to any Person, all shares of capital stock (including Preferred Stock), limited liability company interests, participations, rights in or other equivalents (however designated) of such Person’s equity (however designated) and any rights, warrants or options exchangeable for or convertible into such shares of capital stock, partnership interests, limited liability company interests, participations, rights or other equity.

“Cash Collateral Account” has the meaning ascribed thereto in Section 2.1(f).

“CEA” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“CFTC” means the Commodities Futures Trading Commission.

“Change in Law” means (i) the adoption of any law, rule or regulation after the date of this Agreement, (ii) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (iii) compliance by the Bank (or by the Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act (Pub. L. 111-203 (signed into law on July 21, 2010)) and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a Change in Law, regardless of the date enacted, adopted or issued.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor thereto, and the rules and regulations issued thereunder, as from time to time in effect.

“Cohort Default Rate” shall have the meaning ascribed to such term in 34 C.F.R. § 668 Subpart N.

“Collateral” means any and all “Collateral”, as defined in any applicable Security Document.

“Compliance Certificate” has the meaning ascribed thereto in Section 6.1(c).

“Compliance Date” means December 31, 2017.

“Consolidated Interest Expense” means, for any period, the aggregate of the interest expense of the Parent and its direct and indirect Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

“Consolidated Net Income” means, for any period, the net income (exclusive of extraordinary gains and extraordinary losses) determined on a consolidated basis for the Parent and its direct and indirect Subsidiaries for such period, all as determined in accordance with GAAP.

“Consolidated Tangible Net Worth” means, at any time, the excess of Consolidated Total Tangible Assets over Consolidated Total Liabilities.

“Consolidated Total Assets” means, at any time, the total assets of the Parent and its direct and indirect Subsidiaries on a consolidated basis, as determined in accordance with GAAP.

“Consolidated Total Liabilities” means, at any time, the total liabilities of the Parent and its direct and indirect Subsidiaries on a consolidated basis, as determined in accordance with GAAP.

“Consolidated Total Tangible Assets” means, at any time, Consolidated Total Assets less all intangible assets of the Parent and its direct and indirect Subsidiaries on a consolidated basis, including goodwill, patents, trademarks, trade names, copyrights and franchises, all as determined in accordance with GAAP.

“Consumer Protection Law” means any Law or binding standard directly or indirectly related to the protection of consumers in financing transactions, including the federal Truth in Lending Act, the Equal Credit Opportunity Act, the Fair Credit Reporting Act, the Fair Debt Collection Practices Act, the privacy and data security provisions of the Gramm-Leach-Bliley Act, Section 5 of the Federal Trade Commission Act, the Consumer Financial Protection Act and applicable federal agency regulations implementing the foregoing, and any state law or regulation regarding retail installment sales agreements, consumer loans, or unfair or deceptive acts or practices.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. The terms “Controlling” and “Controlled” have meanings correlative thereto.

“Default” means any event or condition which constitutes an Event of Default or that upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Default Rate” has the meaning ascribed thereto in Section 3.1A.(e).

“Delayed Draw Availability Period” means the period commencing on the Effective Date and ending on May 31, 2021.

“Delayed Draw Term Loan” has the meaning ascribed thereto in Section 2.1(b).

“Delayed Draw Term Loan Maturity Date” means December 1, 2024.

“Delayed Draw Term Note” means the promissory note of the Borrower dated as of the date hereof evidencing the Delayed Draw Term Loan payable to the order of the Bank or other promissory note in form acceptable to the Bank and the Borrower.

“Depreciation and Amortization” means, for any period, the depreciation and amortization of a Person for such period, all as determined in accordance with GAAP.

“Disclosure Letter” means the confidential disclosure letter delivered by the Parent to the Bank on the date hereof, a certified copy of which is included in the Preferred Stock Transaction Documents delivered to the Bank pursuant to Section 5.1(m).

“DOE” means the U.S. Department of Education or any successor agency.

“Dollars” or “$” refers to lawful money of the United States of America.

“EBITDA” means, for any period, Net Income, plus each of the following (without duplication as an addition), if such item was deducted in determining Net Income: (1) Interest Expense, (2) Income Taxes and (3) Depreciation and Amortization, all for such period.

“Educational Agency” means any person, entity or organization, whether governmental, government chartered, private, or quasi-private, that engages in granting or withholding Educational Approvals for, administers financial assistance to or for students of, or otherwise regulates private postsecondary schools, including the DOE, any state education department or agency, any guaranty agency, and any Accrediting Body.

“Educational Approval” means any license, authorization, approval, certification, or Accreditation, issued or required to be issued by an Educational Agency with respect to any aspect of the Borrower’s or any of its Subsidiary’s operations in order for the Borrower or such Subsidiary or any location to operate or participate in Title IV, but excluding approvals or licenses with respect to the activities of individual recruiters or instructors at any Subsidiary.

“Educational Law” means the HEA and any other Law, or binding standard issued or administered by, or related to, any Educational Agency.

“Educational Loan” means any student loan made, insured or originated under Title IV.

“Effective Date” means the date on which the conditions specified in Section 5.1 are satisfied (or waived by the Bank).

“Eligible Contract Participant” or “ECP” means an “eligible contract participant” as defined in the CEA and regulations thereunder.

“Eligibility Date” means with respect to the Borrower or any other Loan Party and each Swap Transaction, the date on which this Agreement or any other Loan Document becomes effective with respect to such Swap Transaction (for the avoidance of doubt, the Eligibility Date is the Effective Date of such Swap Transaction).

“Employee Benefit Plan” means an employee benefit plan within the meaning of section 3(3) of ERISA maintained, sponsored or contributed to by the Borrower.

“Environmental Consultant” has the meaning ascribed thereto in Section 4.15(b).

“Environmental Laws” means all applicable laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, in each case, to the extent binding on the Borrower, relating to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or the effect of the environment on employee health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of any Borrower directly or indirectly resulting from or based upon (i) violation of any Environmental Law, (ii) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (iii) exposure to any Hazardous Materials, (iv) the release or threatened release of any Hazardous Materials into the environment or (v) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Properties” has the meaning ascribed thereto in Section 4.15(b).

“Environmental Properties Audits” has the meaning ascribed thereto in Section 4.15(b).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations issued thereunder.

“ERISA Affiliate” means with respect to a Pension Plan, ERISA, the PBGC or a provision of the Code pertaining to employee benefit plans, any Person that is a member of any group of organizations within the meaning of section 414 of the Code of which the Borrower or any Subsidiary is a member.

“ERISA Event” means (i) any “reportable event”, as defined in section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30‑day notice period is waived); (ii) any failure by any Plan to satisfy the minimum funding standard (as defined in section 412 of the Code or section 302 of ERISA) applicable to such Plan, whether or not waived; (iii) the filing pursuant to section 412(c) of the Code or section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (iv) the incurrence by the Borrower or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan; (v) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (vi) the incurrence by the Borrower or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (vii) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Event of Default” has the meaning ascribed thereto in Section 8.1.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Swap Obligation” means with respect to any Loan Party, any Swap Obligation if, and to the extent that, all or a portion of the guaranty of such Loan Party of, or the grant by such Loan Party of a security interest to secure, such Swap Obligation (or any guaranty thereof) is or becomes illegal or unlawful under the CEA as amended from time to time, and any successor statute or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Loan Party’s failure for any reason not to constitute an Eligible Contract Participant at the time the guaranty of such Loan Party would otherwise have become effective with respect to such related Swap Obligation but for such Loan Party’s failure to constitute an Eligible Contract Participant at such time.

“Executive Order” has the meaning ascribed thereto in Section 9.17(a).

“Federal Funds Effective Rate” means, for any day, the rate per annum equal to the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Bank from three Federal funds brokers of recognized standing selected by it.

“Federal Family Education Loan Program” means Part B of Title IV of the Higher Education Act of 1965.

“Financial Assistance Programs” means each Title IV Program pursuant to which Title IV Program funding has been provided to or on behalf of any School’s students; and any other government-sponsored or private student financial assistance program other than the Title IV Programs pursuant to which student financial assistance, grants or loans were provided to or on behalf of any School’s students.

“Fiscal Quarter” means each period from January 1 to March 31, April 1 to June 30, July 1 to September 30 and October 1 to December 31.

“Fiscal Year” means each period from January 1 to December 31.

“Fixed Charge” has the meaning ascribed thereto in Section 7.18(d).

“Funded Debt” means, at any time, all Indebtedness for borrowed money of the Borrower, including Subordinated Indebtedness, but excluding (i) Line of Credit Loans and other Indebtedness for borrowed money that is secured by cash and (ii) Letters of Credit issued under the Revolving Loan and outstanding.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and in the statements and pronouncements of the Financial Accounting Standards Board or in such other statement by such other entity as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” means any national, state or local government (whether domestic or foreign), any political subdivision thereof or any other governmental, quasi‑governmental, judicial, administrative, public or statutory instrumentality, authority, body, agency, bureau, commission, board, department or other entity (including, without limitation, the Federal Deposit Insurance Corporation, the Comptroller of the Currency or the Federal Reserve Board, any central bank or any comparable authority) or any arbitrator with authority to bind a party at law.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, ruling, subpoena, verdict, permit, license, exemption, certification, decision, determination or award entered by or with any Governmental Authority or Educational Agency.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature (or any extract, component or derivative thereof) regulated pursuant to any Environmental Law, including, but not limited to, (i) those substances, materials and wastes listed in the United States Department of Transportation Hazardous Materials Table (49 CFR 172.101) or by the Environmental Protection Agency as hazardous substances (40 CFR Part 302) and amendments thereto and replacements thereof and (ii) any substance, pollutant or material defined as, or designated in, any Environmental Law as a “hazardous substance”, “toxic substance”, “hazardous material”, “hazardous waste”, “restricted hazardous waste”, “pollutant”, “toxic pollutant” or words of similar import.

“HEA” means the Higher Education Act of 1965, as amended.

“Holder” or “Holders” means the holder of record of the Series A Preferred Stock as they appear on the stock register of the Parent.

“Income Taxes” means, for any period, the income taxes of a Person for such period, all as determined in accordance with GAAP.

“Indebtedness” of any Person means, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (iii) all obligations of such Person under conditional sale or other title retention agreements relating to property used and/or acquired by such Person, (iv) all obligations of such Person in respect of the deferred purchase price of property or services (excluding accounts payable incurred in the ordinary course of business), (v) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (vi) all guarantees by such Person of Indebtedness of others, (vii) all Capital Lease Obligations of such Person, (viii) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (ix) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, and (x) all other liabilities and obligations which would be classified in accordance with GAAP as indebtedness on a balance sheet or to which reference should be made in footnotes thereto.  The amount of any guarantee shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such guarantee is made and (b) the maximum amount for which the Person giving such guarantee may be liable pursuant to the terms of the agreement embodying such guarantee unless such primary obligation and the maximum amount for which such Person may be liable are not stated or determinable, in which case the amount of such guarantee shall be such Person’s maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith.  For the avoidance of doubt, the Series A Preferred Stock shall not constitute “Indebtedness” for purposes of this definition.

“Indemnified Taxes” means as to any Person, any Tax, except (i) a Tax imposed on or measured by the income or profits of such Person or any franchise tax, or any similar taxes, and (ii) any interest, fees or penalties for late payment thereof imposed on such Person.

“Intellectual Property” has the meaning ascribed thereto in Section 4.16.

“Interest Expense” means, for any period, the interest expense of Person, all as determined in accordance with GAAP.

“Interest Payment Date” means (i) with respect to the Term Loan, December 1, 2019 and the first calendar day of each month thereafter until the Term Loan Maturity Date, (ii) with respect to the Delayed Draw Term Loan, if the Bank makes advances during the Delayed Draw Availability Period, the first calendar day of the month following an advance under the Delayed Draw Term Loan and the first calendar day of each month thereafter until the Delayed Draw Term Loan Maturity Date, (iii) with respect to each Revolving Loan, the first day of each month during the Revolving Availability Period, and the Revolving Maturity Date, and (iv) with respect to each Line of Credit Loan, the first day of each month during the Line of Credit Availability Period, and the Line of Credit Maturity Date.

“Interest Rate Change Date” means the date of this Agreement and the first (1st) calendar day of each month hereafter, commencing on December 1, 2019.  The foregoing definition shall not apply to any interest rate change pursuant to Section 3.1(e).

“Knowledge of the Borrower,” “Borrower’s Knowledge,” or similar terms used in this Agreement mean the actual knowledge of Scott M. Shaw, Brian K. Myers, Stephen M. Buchenot, Alexandra M. Luster, Stephen Ace, Ami D. Bhandari,  Valerian J. Thomas, Francis Giglio, and Rajat Shah as of the date of this Agreement and at any other time at which a representation or warranty is made or deemed made hereunder, in each case, after due inquiry of the direct reports of such individuals.

“Late Fee” has the meaning ascribed thereto in Section 3.2.

“Law(s)” means any U.S. or non-U.S. federal, national, supranational, state, provincial, local or similar statute, law, ordinance, regulation, rule, code, order, requirement or rule of Law (including common law) and includes any Governmental Order.

“Letter of Credit” shall mean each standby letter of credit issued by the Bank for the account of the Borrower.

“Liabilities” means, collectively, all Indebtedness, obligations, liabilities and commitments of any nature, whether known or unknown, express or implied, primary or secondary, direct or indirect, liquidated, absolute, accrued, contingent or otherwise and whether due or to become due.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit or preferential arrangement, encumbrance, lien (statutory or other), or other security agreement or security interest of any kind or nature whatsoever, including, without limitation, any conditional sale or other title retention agreement and the interest of a lessor under a Capital Lease having substantially the same economic effect as any of the foregoing.

“Line of Credit Amount” means a maximum principal amount of $15,000,000.

“Line of Credit Availability Period” means the period from and including the Effective Date to, but excluding, the Line of Credit Maturity Date.

“Line of Credit Loan(s)” has the meaning ascribed thereto in Section 2.1(e) hereof.

“Line of Credit Maturity Date” means January 31, 2021, or such earlier date upon which the Line of Credit Loan shall terminate.

“Line of Credit Note” means the promissory note of the Borrower dated as of the date hereof evidencing the Line of Credit Loans payable to the order of the Bank or other promissory note in form acceptable to the Bank and the Borrower.

“Loan(s)” means collectively, the Term Loan, the Delayed Draw Term Loan, the Revolving Loans and the Line of Credit Loans, and individually, any one of them.

“Loan Documents” means this Agreement, the Notes, Security Documents, Swap Agreements and all other agreements, instruments and documents executed or delivered in connection herewith.

“Loan Party(ies)” means collectively, the Borrower and any Person who, after the date hereof, becomes a guarantor or obligor of the Loans, and individually, any one of them.

“London Business Day” means any day on which commercial banks in London, England are open for general business.

“Managing Person” means, with respect to any Person that is (i) a corporation, its board of directors, (ii) a limited liability company, its board of managers, managing member or members, (iii) a limited partnership, its general partner, (iv) a general partnership or a limited liability partnership, its managing partner or executive committee or (v) any other Person, the managing body thereof or other Person analogous to the foregoing.

“Margin Stock” has the meaning assigned to such term in Regulation U.

“Master Agreement” means any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement governing a Swap Transaction.

“Material Adverse Change” means any event, development or circumstance that has had or reasonably could be expected to have a Material Adverse Effect.

“Material Adverse Effect” means a material adverse effect on (i) the business, assets, operations or condition (financial or otherwise), of the Borrower, taken as a whole, (ii) the ability of the Borrower to perform any of its material obligations under any Loan Document or (iii) the ability of the Bank to enforce the Obligations or to realize the intended benefits of the Security Documents.

“Material Indebtedness” means Indebtedness (other than Indebtedness under the Loan Documents), including, without limitation, obligations in respect of one or more Swap Agreements, of the Borrower, whether arising pursuant to one or more instruments or agreements, in an aggregate principal amount exceeding $1,000,000.  For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower would be required to pay if such Swap Agreement were terminated at such time.  Material Indebtedness shall include all obligations owing by the Borrower in connection with the Preferred Stock Transaction and/or under the Preferred Stock Transaction Documents.

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgages” means, collectively (i) Open-End Mortgage Deed, Security Agreement, Financing Statement and Fixture Filing, by NN Acquisition, LLC in favor of the Bank, for the parcel located in the State of Connecticut, (ii) Deed of Trust, Assignment of Leases and Rents, Security Agreement and Fixture Filing, by Lincoln Technical Institute, Inc. in favor of the Bank, for the property located in the State of Texas (iii) Deed of Trust and Security Agreement, by LTI Holdings, LLC. in favor of the Bank, for the property located in the State of Colorado, and (iv) Deed of Trust and Security Agreement, by Nashville Acquisition, L.L.C. in favor of the Bank, for the property located in the State of Tennessee, each dated of even date herewith and as each of the same may be amended, restated, modified or supplemented from time to time.

“Mortgaged Property” has the meaning ascribed thereto in the Mortgages.

“Multiemployer Plan” means a multiemployer plan as defined in section 4001(a)(3) of ERISA.

“NASDAQ” means The Nasdaq Global Select Market.

“Net Income” means, for any period, the net income (exclusive of extraordinary gains and inclusive of extraordinary losses) of a Person for such period, all as determined in accordance with GAAP.

“Net Loss” means for any period, the net loss determined on a consolidated basis for Borrower and Subsidiaries in accordance with GAAP.

“Non Qualifying Party” means the Borrower or any other Loan Party that fails to qualify for any reason on the appropriate Eligibility Date as an Eligible Contract Participant.

“Note(s)” means, collectively, the Term Note, the Delayed Draw Term Note, the Revolving Note and the Line of Credit Note, and individually, any one of them.

“Obligations” means (i) the due and punctual payment of (A) principal of and premium, if any, and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (B) all obligations, contingent, direct, indirect or otherwise relating to the Letters of Credit, including all draws upon, if any, and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Letters of Credit, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise and (C) all other monetary obligations, including fees, commissions, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of the Borrower to the Bank, or that are otherwise payable to the Bank, under this Agreement and the other Loan Documents, (ii) the due and punctual performance of all covenants, agreements, obligations and liabilities of the  Borrower under or pursuant to this Agreement and the other Loan Documents, (iii) all obligations of the Borrower, monetary or otherwise, under each Swap Agreement (but excluding Excluded Swap Obligations) entered into with the Bank (or an Affiliate thereof) as a counterparty, and (iv) all Banking Services Obligations.

“OFAC has the meaning ascribed thereto in Section 4.20.

“One Month LIBOR Rate” means, as of any date of determination, a rate of interest per annum equal to the one month London Interbank Offered Rate of interest (“LIBOR”) for U.S. dollar loans in effect two (2) London Business Days prior to such date, as reported in (a) the appropriate display page of the website of Bloomberg or (b) if not so reported therein, then as determined by the Bank, in its sole discretion, and in a commercially reasonable manner, another recognized source or interbank quotation (plus or minus any applicable spread). If such rate is no longer available for any reason, the Bank will, in its sole discretion and good faith judgment, and in a commercially reasonable manner, choose a new rate which is based upon comparable information (plus or minus any applicable spread). If the Bank determines there is an industry accepted substitute rate (plus or minus any applicable spread), then the Bank shall use such substitute rate (plus or minus any applicable spread). The Bank will give the Borrower notice of this choice upon the Borrower’s request.  Notwithstanding the foregoing, if at any time the One Month LIBOR Rate (or said substitute rate) as determined above is less than twenty-five (25) basis points, it shall be deemed to be twenty-five (25) basis points for purposes of this Agreement.

“One Month LIBOR Rate (Swap)” means, as of any date of determination, a rate of interest per annum equal to LIBOR for U.S. dollar deposits, as published by the ICE Benchmark Administration or any successor entity, for an interest period of one (1) month, on the day that is two London Business Days preceding each Interest Rate Change Date.  If such rate becomes unavailable for any reason, the Bank shall, at its sole discretion and good faith judgment, and in a commercially reasonable manner, designate a substitute rate (plus or minus any applicable spread), that is the substantial economic equivalent of the One Month LIBOR Rate (Swap), provided that if the Bank determines there is an industry accepted substitute rate (plus or minus any applicable spread) that is the substantial economic equivalent of the One Month LIBOR Rate (Swap), then the Bank shall use such substitute rate (plus or minus any applicable spread). The Bank will give the Borrower notice of the current substitute rate upon the Borrower’s request.  Notwithstanding the foregoing, if at any time the One Month LIBOR Rate (Swap) (or said substitute rate) as determined above is less than zero, it shall be deemed to be zero for purposes of this Agreement.

“Organizational Documents” means as to any Person which is (i) a corporation, the certificate or articles of incorporation and by‑laws of such Person, (ii) a limited liability company, the certificate of formation or articles of organization and the limited liability company agreement or operating agreement or other similar agreement of such Person, (iii) a partnership, the partnership agreement or similar agreement of such Person, or (iv) any other form of entity or organization, the organizational documents analogous to the foregoing.

“Other Taxes” means any and all current or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery, registration or enforcement of, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, the Loan Documents or otherwise with respect to, the Loan Documents.

“Parent” has the meaning ascribed thereto in the preamble to this Agreement.

“Participant” has the meaning ascribed thereto in Section 9.6(c).

“PBGC” means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA, or any Governmental Authority succeeding to the functions thereof.

“Pension Plan” means at any date of determination, any Employee Benefit Plan (including a multiemployer plan as defined in section 4001(a)(3) of ERISA), the funding requirements of which (under section 302 of ERISA or section 412 of the Code) are, or at any time within the six years immediately preceding such date, were in whole or in part, the responsibility of the Borrowers or any ERISA Affiliate.

“Permitted Encumbrances” means:

(i)          Liens imposed by law for Taxes that are not yet due or are being contested in compliance with Section 6.4;

(ii)        landlords’, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than ninety (90) days or are being contested in compliance with Section 6.4;

(iii)       pledges and deposits made in the ordinary course of business (A) in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations, (B) to secure the performance of bids, tenders, leases (other than Capital Leases), sales or other trade contracts not in connection with the borrowing of money or (C) made in lieu of, or to secure the performance of, surety, customs, reclamation or performance bonds (in each case not related to judgments or litigation);

(iv)       attachment or judgment liens in respect of judgments, writs or warrants of attachment or similar process that do not constitute an Event of Default under clause (l) of Section 8.1;

(v)         easements, zoning restrictions, rights‑of‑way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrower; and

(vi)        any interest or title of a lessor under any operating lease or a licensor under a non-exclusive license agreement.

“Permitted Investments” means:

(i)         direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent that such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

(ii)         investments in commercial paper maturing within two hundred seventy (270) days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P, or any successor thereto, or from Moody’s or any successor thereto;

(iii)       investments in certificates of deposit, banker’s acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof that has a combined capital and surplus and undivided profits of not less than $500,000,000;

(iv)        advances made in connection with purchases of goods or services in the ordinary course of business;

(v)        investments received in settlement of amounts due to the Borrower or any Subsidiary effected in the ordinary course of business or owing to the Borrower or any Subsidiary as a result of insolvency proceedings involving an account debtor or upon the foreclosure or enforcement of any Lien in favor of the Borrower or any Subsidiary;

(vi)         deposits of cash made in the ordinary course of business to secure performance of operating leases;

(vii)      extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit on customary terms in the ordinary course of business; and

(viii)     investments in the form of capital contributions and the acquisition of Capital Stock made by any Borrower in any other Borrower or Subsidiary.

“Permitted Preferred Stock” means (i) any Preferred Stock that by its terms is (A) mandatorily redeemable or subject to any other payment obligation (including any obligation to pay dividends, other than dividends of shares of Preferred Stock of the same class and series payable in kind or dividends of shares of common stock) on a date that is not earlier than the date all Loans are indefeasibly paid in full or (B) is redeemable at the option of the holder thereof for cash or assets or securities (other than distributions in kind of shares of Preferred Stock of the same class and series or of shares of common stock) on a date that is not earlier than the date all Loans are indefeasibly paid in full and (ii) the Series A Preferred Stock.

“Person” means any individual, firm, partnership, limited liability company, joint venture, corporation, association, business enterprise, joint stock company, unincorporated association, trust, Governmental Authority or any other entity, whether acting in an individual, fiduciary, or other capacity.

“Phase II Audits” has the meaning ascribed thereto in Section 4.15(b).

“Plan” means, at a particular time, any employee benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or section 412 of the Code or section 302 of ERISA, and in respect of which the Borrower, any Subsidiary or any ERISA Affiliate is (or, if such plan were terminated, would under section 4069 of ERISA be deemed to be) an “employer” as defined in section 3(5) of ERISA.

“Pledge Agreement” means the Pledge Agreement, dated as of the Effective Date, in form and substance reasonably satisfactory to the Bank, as amended, restated, supplemented or otherwise modified from time to time.

“Preferred Stock” means, as applied to the Capital Stock of any Person, the Capital Stock of any class or classes (however designated) that is preferred with respect to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person including, without limitation, the Series A Preferred Stock.

“Preferred Stock Agreement” means the Securities Purchase Agreement, dated as of the Effective Date, among the Parent and the Holders pursuant to which (approximately simultaneously with the effectiveness of this Agreement), the Parent will issue to the Holders, and the Holders will purchase and acquire from the Parent, the Series A Preferred Stock in the minimum amount of $10,000,000.

“Preferred Stock Transaction Documents” means the Preferred Stock Agreement, the Series A Certificate of Amendment, the Series A Registration Rights Agreement and other Related Documents (as such term is defined in the Preferred Stock Agreement) by or among the Parent, the Holders and any of their respective Affiliates entered into to give effect to the Preferred Stock Transaction.

“Preferred Stock Transaction” means the transactions contemplated by the Preferred Stock Transaction Documents, which are closing approximately simultaneously with the effectiveness of this Agreement.

“Prime Rate” means the floating rate of interest per annum established from time to time by the Bank as its prime lending rate for commercial loans.  Each change in the Prime Rate shall result in a corresponding change in the rate being charged hereunder on the effective date of such change in the Prime Rate.  The Prime Rate is a reference rate that does not necessarily represent the lowest or best rate actually charged to any customer.  The Bank may make commercial loans or other loans at rates of interest at, above or below such Prime Rate.

“Private Educational Loan” means any loan provided by a lender that is not made, insured, or guaranteed under Title IV and is issued expressly for postsecondary educational expenses.

“Property” means all types of real, personal, tangible, intangible or mixed property.

“Qualified ECP Loan Party” means the Borrower and any other Loan Party that on the Eligibility Date is (a) a corporation, partnership, proprietorship, organization, trust or other entity other than a “commodity pool” as defined in Section 1(a)10 of the CEA and CFTC regulations thereunder that has total assets exceeding $10,000,000.00 or (b) an Eligible Contract Participant that can cause another party to qualify as an Eligible Contract Participant on the Eligibility Date under Section 1(a)(18)(A)(v)(II) of the CEA by entering into or otherwise providing a “letter of credit” or keepwell, support or other agreement for purposes of Section 1(a)(18)(A)(v)(II) of the CEA.

“Regulation T” means Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation U” means Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” means Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Remediation Completion” has the meaning ascribed thereto in Section 4.15(c).

“Required Balance” has the meaning ascribed thereto in Section 6.16.

“Required Level” has the meaning ascribed thereto in Section 7.18(c).

“Restricted Payment” means, (i) any dividend, distribution or other payment on account of the Capital Stock issued by the Parent or to the holders of the Capital Stock of the Parent in their capacity as such shareholders (other than dividends or distributions payable in Capital Stock issued by the Parent, and other than dividends on the Series A Preferred Stock paid in accordance with Section 7.9) or (ii) any payment, including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Capital Stock issued by the Parent.

“Revolving Availability Period” means the period from and including the Effective Date to, but excluding, the Revolving Maturity Date.

“Revolving Loan(s)” has the meaning ascribed thereto in Section 2.1(c).

“Revolving Loan Amount” means a maximum principal amount of $15,000,000 (inclusive of the sublimit available for the issuance of Letters of Credit of up to $10,000,000).

“Revolving Note” means the promissory note of the Borrower dated as of the date hereof evidencing the Revolving Loans and/or the Letters of Credit payable to the order of the Bank or other promissory note in form acceptable to the Bank and the Borrower.

“Revolving Maturity Date” means November 14, 2022, or such earlier date upon which the Revolving Loan shall terminate.

“Sale and Leaseback Transaction” means any transaction or series of related transactions pursuant to which a Person sells or transfers any Property in connection with the leasing, or the resale against installment payments, of such Property to the seller or transferor.

“S&P” means Standard & Poor’s Ratings Group, Inc.

“School” means a postsecondary institution of higher education consisting of a main campus and, if applicable, any additional locations, campuses or branches thereof operated by the Borrower or any of its Subsidiaries identified by an Office of Postsecondary Education Identification number issued by the DOE or approved by any Educational Agency.

“SEC” has the meaning ascribed thereto in Section 6.1(f).

“SEC Documents” means collectively, any report, schedule, form, statement, registration statement, prospectus or other document of the Borrower (including exhibits and schedules thereto (including those incorporated by reference and publicly available)) filed with, or furnished to, the SEC and publicly available on or after December 31, 2016, and before the date hereof.

“Series A Certificate of Amendment” means the Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Parent dated as of the Effective Date and filed with the New Jersey Department of Treasury approximately simultaneously with or prior to the effectiveness of this Agreement.

“Series A Preferred Stock” means the Series A Convertible Preferred Stock, no par value per share, of the Parent described in the Series A Certificate of Amendment issued to the Holders pursuant to the Preferred Stock Agreement approximately simultaneously with the effectiveness of this Agreement.

“Security Agreement” means the Security Agreement, dated as of the Effective Date, in form and substance satisfactory to the Bank, as amended, restated, supplemented or otherwise modified from time to time.

“Security Documents” means the Security Agreement, the Pledge Agreement, the Mortgages and each other security agreement, instrument or other document executed or delivered pursuant to Section 5.1, 6.14 or 6.15 to secure any of the Obligations.

“Solvent” shall mean, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute unreasonably small capital.  The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that would reasonably be expected to become an actual or matured liability.

“Stated Amount” means, with respect to any Letter of Credit, the maximum Dollar amount available to be drawn under such Letter of Credit under any circumstance, including any amount that has been the subject of a drawing by the Beneficiary but has not yet been paid by the Bank.

“Subordinated Indebtedness” means Indebtedness of the Borrower that is fully subordinated to the Bank pursuant to a written subordination agreement acceptable to the Bank.

“Subsidiary(ies)” means individually, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held by the parent or one or more subsidiaries of the parent, and collectively, all of them.  Unless the context otherwise requires, “Subsidiary” means any Subsidiary of the Borrower and “Subsidiaries” means all of them.

“Swap Agreement” means any agreement, document, or instrument, including, without limitation, any Master Agreement or related confirmation, entered into by any party(ies) in connection with a Swap Transaction.

“Swap Obligation”  means any obligation, liability, or indebtedness of the Borrower to the Bank arising in connection with a Swap Transaction, including, without limitation, any fee, charge, or liabilities in connection with the early termination, adjustment, or settlement of any Swap Transaction.

“Swap Transaction” shall mean any of the following entered into between the Bank and the Borrower or between any counterparty and the Bank for, or on behalf of, the Borrower: (i) interest rate swap transaction, basis swap, forward rate transaction, commodity swap, forward commodity contract, commodity option, equity or equity index swap, equity or equity index option, bond or bond price or bond index swap or option, forward bond index transaction, interest rate option or swaption, foreign exchange transaction, interest rate cap transaction, interest rate floor transaction, interest rate collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option, spot contract, any similar transaction, or any other arrangement designed to alter the risks arising from fluctuation in currency values or interest rates, or any combination of any of the foregoing (including, without limitation, any option to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any Master Agreement; and (ii)  any transaction of any kind, or any related confirmation, which is subject to, or governed by, any Master Agreement.

“Tax(es)” means any and all current and future federal, state, local or foreign income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or add-on minimum, ad valorem, transfer or excise tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, including any interest, addition or penalty, imposed by any Governmental Authority.

“Term Loan” has the meaning ascribed thereto in Section 2.1(a).

"Term Loan Maturity Date" means December 1, 2024.

“Term Note” means the promissory note of the Borrower dated as of the date hereof evidencing the Term Loan payable to the order of the Bank or other promissory note in form acceptable to the Bank and the Borrower.

“Title IV” shall mean Chapter 28, Subchapter IV of the Higher Education Act of 1965, as amended (20 U.S.C.A. §§ 1070 et seq.), and any amendments or successor statutes thereto.

“Title IV Program” means the federal student financial assistance programs authorized by Title IV or any successor regulation.

“Transactions” means (i) the execution, delivery and performance by the Borrower of each Loan Document to which it is a party and (ii) the use of the proceeds of the Loans.

“Unused Loan Fee” has the meaning ascribed thereto in Section 3.3.

“USA Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), as amended.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

Section 1.2           Accounting Terms; GAAP

Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time, provided that, if a Borrower notifies the Bank that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Bank notifies the Borrower that the Bank requires an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.  Unless the context otherwise requires, any reference to a fiscal period shall refer to the relevant fiscal period of the Borrower

Section 1.3           Principles of Construction.

The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified, (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

2.	AMOUNT AND TERMS OF LOANS.

Section 2.1           Loans.

(a)        Term Loan.  Subject to the terms and conditions hereof, the Bank agrees to make a $20,000,000 term loan (the “Term Loan”) in a single advance to the Borrower on the Effective Date.  The Borrower may prepay the Term Loan pursuant to Section 2.6(b). Once repaid, the Term Loan may not be reborrowed.

(b)        Delayed Draw Term Loan.  Subject to the terms and conditions hereof, the Bank agrees to make a $10,000,000 delayed draw term loan (the “Delayed Draw Term Loan”) available to the Borrower commencing on the Effective Date and ending on the last day of the Delayed Draw Availability Period.  Advances under the Delayed Draw Term Loan will be available in $5,000,000 increments.  Any amounts not borrowed during the Delayed Draw Availability Period will not be available to the Borrower.  The Borrower may prepay the Delayed Draw Term Loan pursuant to Section 2.6(b). Once repaid, the Delayed Draw Term Loan may not be reborrowed.

(c)         Revolving Loan.  Subject to the terms and conditions hereof, the Bank may make advances of revolving loans (each such advance being referred to herein as a “Revolving Loan” and, collectively, the “Revolving Loans”) to the Borrower from time to time during the Revolving Availability Period in an aggregate principal amount at any one time outstanding which does not exceed the Revolving Loan Amount with a sublimit amount of $10,000,000 for the issuance of Letters of Credit as required by the Borrower to support its normal business operations.  During the Revolving Availability Period, within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, repay pursuant to Section 2.6(a) and reborrow under this Section 2.1(c) with respect to Revolving Loans.

(d)         Letters of Credit under Revolving Loan.  During the Revolving Loan Availability Period, the Bank agrees from time to time to issue or cause an Affiliate to issue Letters of Credit; provided, however, that (i) the Stated Amount at any time of all outstanding Letters of Credit shall not at any time exceed $10,000,000, (ii) drawings under any Letters of Credit not immediately repaid shall be deemed to be an advance of Revolving Loans and (iii) at no time shall the Stated Amount of all outstanding Letters of Credit plus advances of Revolving Loans exceed $15,000,000.  All outstanding Letters of Credit heretofore made available by the Bank to the Borrower (under an existing line of credit from the Bank to the Borrower, which is being refinanced hereunder) are detailed on Schedule 2.1(d) and are hereby deemed, as of the Effective Date, to be issued and outstanding under the Revolving Loan.  The form and substance of each Letter of Credit shall be subject to the approval of the Bank, in its sole discretion.  Each Letter of Credit shall be issued for a term not to exceed three hundred sixty-five (365) days, as designated by the Borrower; provided, however, that no Letter of Credit shall have an expiration date more than three hundred sixty-five (365) days beyond the Revolving Maturity Date (in such event, however, any such Letter of Credit with a maturity beyond the Revolving Maturity Date shall be fully cash collateralized).  Letters of Credit may include, at the Bank’s discretion, a provision providing that its expiry date will automatically be extended each year for an additional one year period unless the Bank delivers notice to the contrary.  Each Letter of Credit shall be subject to the additional terms and conditions of the Letter of Credit agreements, applications, and any related documents required by the Bank in connection with the issuance of Letters of Credit.

(e)         Line of Credit Loan.  Subject to the terms and conditions hereof, the Bank may make advances under a line of credit loan (each such advance being referred to herein as a “Line of Credit Loan” and, collectively, the “Line of Credit Loans”) to the Borrower from time to time during the Line of Credit Availability Period in an aggregate principal amount at any one time outstanding which does not exceed the Line of Credit Amount.

(f)        Cash Collateral Account.  Throughout the term of the Line of Credit Loan and while any Line of Credit Loans are outstanding, the Borrower shall maintain a non-interest bearing blocked account with the Bank (the “Cash Collateral Account”).  The minimum amount of monies on deposit in the Cash Collateral Account shall at all times be no less than an amount equal to 100% of the aggregate of all Line of Credit Loans outstanding under the Line of Credit Loan.  Upon the Bank making any Line of Credit Loan, the Bank shall deposit such Line of Credit Loan into the Cash Collateral Account so that the requirements set forth in the previous sentence are satisfied.  Pursuant to the Pledge Agreement, the Borrower has granted, and does hereby grant, to the Bank as security for the Obligations, a first and only lien on and security interest in and to the Cash Collateral Account and all monies deposited therein and all proceeds thereof. Upon the occurrence of an Event of Default, in addition to all other remedies set forth in the Loan Documents, the Bank shall be entitled to apply the funds on deposit in the Cash Collateral Account to the Obligations, in such order of application as the Bank may in its sole discretion elect.

Section 2.2           Procedures for Borrowing.

(a)          Delayed Draw Term Loan, Revolving Loans and Line of Credit Loans.

(i)          The Borrower shall give the Bank notice of its intention to borrow under the Delayed Draw Term Loan or any Revolving Loans and Line of Credit Loans under this Agreement not later than 12:00 p.m. (New York time) on the requested Borrowing Date, specifying: (i) the date of such borrowing, (ii) the Loan under which such borrowing shall be made, (iii) the amount of such borrowing and (iv) with respect to the Delayed Draw Term Loan, a Compliance Certificate demonstrating that the Borrower will remain in compliance with the financial covenants set forth in Section 7.18 hereof after such Loan is made under the Delayed Draw Term Loan.  All notices given under this Section 2.2(a)(i) shall be irrevocable.

(ii)          Not later than 3:00 p.m. (New York time) on the date of an advance under the Delayed Draw Term Loan or any Revolving Loan and Line of Credit Loan, as the case may be, subject to the fulfillment of the applicable conditions set forth in Section 5.1 and Section 5.2, the proceeds of each such Loan requested by the Borrower will be made available in immediately available funds from the respective Loan by crediting the amount thereof to an account of the Borrower as designated to the Bank by the Borrower.

(iii)        At the time an advance is made under the Delayed Draw Term Loan, such advance shall be in the amount of $5,000,000.  At the time that each Revolving Loan and Line of Credit Loan is made, such Loan shall be in an aggregate amount that is equal to $100,000 or an integral multiple thereof, provided that a borrowing of such a Loan may be in an aggregate amount that is equal to the entire unused balance of the respective Loan.

(iv)         As an accommodation to the Borrower, the Bank may permit telephone requests for Revolving Loans and Line of Credit Loans and electronic transmittal of instructions, authorizations, agreements or reports to the Bank by the Borrower.  Unless the Borrower specifically directs the Bank in writing not to accept or act upon telephonic or electronic communications from the Borrower, the Bank shall have no liability to the Borrower for any loss or damage suffered by the Borrower as result of the Bank’s honoring of any requests, execution of any instructions, authorizations or agreements or reliance on any reports communicated to it telephonically or electronically and purporting to have been sent to the Bank by the Borrower and the Bank shall have no duty to verify the origin of any such communications or the authority of the Person sending it.

(b)          Letters of Credit.

(i)         The Borrower may from time to time during the Revolving Availability Period request, upon at least five (5) Business Days’ notice given not later than 12:00 P.M.  (New York time), that the Bank issue a Letter of Credit under the Revolving Loan by delivering to the Bank (i) a Letter of Credit application specifying the date on which such Letter of Credit is to be issued (which shall be a Business Day), the expiration date thereof, the Stated Amount thereof and the name and address of the Beneficiary thereof; and (ii) such other information and documents as the Bank reasonably requires in accordance with its customary practices for the issuance of Letters of Credit.

(ii)          The Bank shall, subject to the conditions set forth in this Agreement, issue the Letter of Credit on or before five (5) Business Days following receipt of the documents last due pursuant to Section 2.2(b)(i).  Each Letter of Credit shall be in form and substance satisfactory to the Bank in its reasonable discretion.  Upon the issuance of a Letter of Credit, the Bank shall (A) deliver the original of such Letter of Credit to the Beneficiary thereof or as the Borrower shall otherwise direct and (B) furnish a copy thereof to the Borrower.

(iii)        The Borrower may from time to time during the Revolving Availability Period request, upon at least three (3) Business Days’ notice given not later than 12:00 P.M. (New York time), that the Bank extend the expiration date of an outstanding Letter of Credit or increase (or, with the consent of the Beneficiary, decrease) the Stated Amount of an outstanding Letter of Credit by delivering to the Bank a written request therefor.  Any request for an extension or increase or decrease shall for all purposes hereof be treated as though the Borrower had requested the issuance of a replacement Letter of Credit (except that the Bank may, if it elects, issue a notice of extension or increase or decrease in lieu of issuing a new Letter of Credit in substitution for an outstanding Letter of Credit).

(iv)        If any Letter of Credit provides for the automatic extension of the expiry date thereof unless the Bank gives notice that such expiry date shall not be extended, then the Bank shall allow such Letter of Credit to be extended; provided that the Bank may give a notice of non-extension with respect to such a Letter of Credit if, at the time of the giving of such notice, the conditions precedent to the issuance of a replacement for such Letter of Credit are not satisfied and, if the Bank gives such a notice, the Bank will concurrently provide a copy thereof to the Borrower.  The Bank shall give a notice of non-extension with respect to such a Letter of Credit if the Bank receives, at least ten (10) Business Days prior to the date on which such notice of non-extension must be delivered under such Letter of Credit (or such shorter period as may acceptable to the Bank), notice from the Borrower directing the Bank not to permit the extension of such Letter of Credit.

Section 2.3           Notes.

The Term Loan shall be evidenced by the Term Note.  Advances under the Delayed Draw Term Loan shall be evidenced by the Delayed Draw Term Note.  Advances under the Revolving Loan shall be evidenced by the Revolving Note.  Advances under the Line of Credit Loan shall be evidenced by the Line of Credit Note.  The Borrower agrees that, absent manifest error, the records of the Bank will be conclusive with respect to the Loans, including the amounts borrowed, the amounts repaid, the outstanding principal balance and all interest payments.

Section 2.4           Termination and Reduction of Revolving Loan and Line of Credit Loan.

(a)         Unless previously terminated, the Revolving Loan shall terminate on the Revolving Maturity Date and the Line of Credit Loan shall terminate on the Line of Credit Maturity Date.

(b)        The Borrower shall have the right, upon at least three (3) Business Days’ notice to the Bank, to terminate in whole the Revolving Loan or the Line of Credit Loan or reduce the Revolving Loan Amount or the Line of Credit Amount, provided that the Borrower shall not terminate the Revolving Loan or the Line of Credit Loan or reduce the Revolving Loan Amount or the Line of Credit Amount if, after giving effect to any concurrent reduction of the principal amount of the Revolving Loans or Line of Credit Loans in accordance with Section 2.6, the outstanding principal balance of the Revolving Loan would exceed the Revolving Loan Amount (it being understood that the aggregate Stated Amount of all outstanding Letters of Credit would be included for purposes of the foregoing) or the outstanding principal balance of the Line of Credit Loan would exceed the Line of Credit Amount.  Each reduction of the Revolving Loan Amount and the Line of Credit Amount shall be in an amount of not less than $100,000 or an integral multiple of $100,000 in excess thereof.  The Revolving Loan and the Line of Credit Loan, once reduced or terminated, may not be reinstated.

Section 2.5           Repayments of the Loans.

(a)        Repayment of the Revolving Loans.  The Borrower hereby unconditionally promises to pay to the order of the Bank the then unpaid principal amount of each Revolving Loan on the Revolving Maturity Date.

(b)         Repayment of the Line of Credit Loans.  The Borrower hereby unconditionally promises to pay to the order of the Bank the then unpaid principal amount of each Line of Credit Loan on the Line of Credit Maturity Date.

(c)          Repayment of the Term Loan.  The Borrower shall repay the principal amount of the Term Loan to the Bank commencing on December 1, 2019, and continuing on the first (1st) day of each month thereafter through and including November 1, 2024 in the amount of $166,666.67, plus all accrued interest.  The outstanding principal amount of the Term Loan, together with all accrued unpaid interest thereon shall be paid in full on the Term Loan Maturity Date.

(d)          Repayment of the Delayed Draw Term Loan.

(i)         Interest Only.  If the Bank makes advances under the Delayed Draw Term Loan during the Delayed Draw Availability Period, the Borrower shall pay interest only on the outstanding principal amount of the Delayed Draw Term Loan in accordance with Section 3.1A.(b), commencing on December 1, 2019, and continuing on the first (1st) day of each month thereafter through and including May 1, 2021.

(ii)          Principal and Interest.  Commencing June 1, 2021, and continuing on the first (1st) day of each month thereafter through and including November 1, 2024, the Borrower shall pay monthly installments of principal and interest in an amount that would be sufficient to amortize the unpaid principal balance of the Delayed Draw Term Loan over one hundred twenty (120) months on a straight line amortization basis. The result of this calculation will be the new amount of the Borrower’s monthly payment beginning on June 1, 2021.  The outstanding principal amount of the Delayed Draw Term Loan, together with all accrued unpaid interest thereon shall be paid in full on the Delayed Draw Term Loan Maturity Date.

Section 2.6           Principal Reductions; Prepayments.

(a)          Principal Reductions on Revolving and Line of Credit Loans.

(i)          The Borrower may, at its option, upon at least one (1) Business Day’s notice to the Bank, make payment on the Revolving Loans or Line of Credit Loans in full or in part, without premium or penalty. Each partial payment shall be in a principal amount of not less than $100,000 or an integral multiple of $100,000 in excess thereof.  Each notice hereunder shall be irrevocable and the principal amount of the Revolving Loans or the Line of Credit Loans shall be due and payable on the date specified.

(ii)          Simultaneously with each reduction of the Revolving Loan Amount under Section 2.4(b), the Borrower shall pay the outstanding Revolving Loans by the amount, if any, by which the outstanding principal balance of Revolving Loans exceeds the Revolving Loan Amount as so reduced.  If as of any date the outstanding principal balance of Revolving Loans shall exceed the Revolving Loan Amount on such date, then in such event the Borrower shall immediately pay the Revolving Loans by an amount necessary to eliminate any such excess.

(iii)        Simultaneously with each reduction of the Line of Credit Amount under Section 2.4(b), the Borrower shall pay the outstanding Line of Credit Loans by the amount, if any, by which the outstanding principal balance of Line of Credit Loans exceeds the Line of Credit Amount as so reduced.  If as of any date the outstanding principal balance of Line of Credit Loans shall exceed the Line of Credit Amount on such date, then in such event the Borrower shall immediately pay the Line of Credit Loans by an amount necessary to eliminate any such excess.

(b)          Prepayments on Term Loans.

The Borrower may, at its option, upon at least thirty (30) days’ notice to the Bank, prepay the Term Loan and/or the Delayed Draw Term Loan, as the case may be, in full or in part, without premium or penalty, except payment of any amounts payable pursuant to Section 3.4 and any amounts payable for termination of the Swap Agreements.  Each partial prepayment shall be in a principal amount of not less than $100,000 or an integral multiple of $100,000 in excess thereof.  Each notice hereunder shall be irrevocable and the principal amount of the Term Loan and/or the Delayed Draw Term Loan, as the case may be, shall be due and payable on the date specified, together with accrued interest to the date of such payment and all accrued and unpaid fees.

Section 2.7           Payments.

(a)          The Borrower shall make each payment required to be made by it hereunder or under any other Loan Document to which it is a party (whether of principal of Loans, interest or fees, or otherwise) prior to 3:00 p.m., New York time, on the date when due, in immediately available funds, without setoff or counterclaim.  Any amounts received after such time on any date may, in the discretion of the Bank, be deemed to have been received on such date; otherwise, any such amount will be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon.  All such payments shall be made to the Bank at its office at 61 South Paramus Road, Paramus, New Jersey 07652, or such other office as to which the Bank may notify the Borrower.  If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day.  All payments hereunder shall be made in Dollars.  Without limiting the foregoing, the Borrower hereby authorizes the Bank to charge the account described in Section 6.17 for each such payment on the due date therefor.  Notwithstanding any other provisions in this Agreement or any other Loan Document, if the Borrower fails to maintain such account at the Bank, then all applicable rates of interest set forth in this Agreement are increased by one and one-half percent (1.50%), provided, however, such an increase does not limit or restrict any other rights or remedies available to the Bank under this Agreement due to such failure by the Borrower to maintain such account with the Bank.

(b)        So long as no Default or Event of Default shall have occurred and be continuing, if at any time insufficient funds are received by and available to the Bank to pay fully all amounts of principal of the Loans, interest and fees, if any, then due hereunder, such funds shall be applied first, to the payment of all fees and expenses due from the Borrower to the Bank, other than late fees; (ii) second, to the payment of accrued and unpaid interest, ratably in proportion to the interest accrued as to each Loan including outstanding draws on any Letter of Credit (which are deemed to be advances under the Revolving Loan); (iii) third, to the payment of principal on the Loans then due hereunder, ratably to the aggregate, combined principal balance of the Loans and outstanding draws on any Letter of Credit then due hereunder, and (iv) fourth, to the payment of all late fees due from the Borrower to the Bank.

Section 2.8           Swap Transactions.

(a)         Term Loan.  At the closing of the Term Loan, the Borrower shall enter into and maintain a Swap Transaction for 100% of the principal balance of the Term Loan. The maturity date of the Swap Transaction shall be the same as the Term Loan Maturity Date.  Prior to entering into any Swap Transaction, the Borrower shall execute and deliver to the Bank one or more Swap Agreements in form and substance satisfactory to the Bank and the Borrower.  The term “Bank” shall include the Bank and any affiliate of the Bank in its capacity as a party to a Swap Transaction.  Nothing contained herein shall be construed so as to require the Borrower to enter into any Swap Agreement(s) with the Bank; however, any Swap Agreement executed by the Borrower with any other party (which must be a financial institution acceptable to the Bank) may not be secured by any of the Collateral.

(b)         Delayed Draw Term Loan.  At the end of the Delayed Draw Availability Period, the Borrower shall enter into and maintain a Swap Transaction for 100% of the principal balance of the Delayed Draw Term Loan.  The maturity date of the Swap Transaction shall be the same as the Delayed Draw Term Loan Maturity Date.  Prior to entering into any Swap Transaction, the Borrower shall execute and deliver to the Bank one or more Swap Agreements in form and substance satisfactory to the Bank and the Borrower.  The term “Bank” shall include the Bank and any affiliate of the Bank in its capacity as a party to a Swap Transaction.  Nothing contained herein shall be construed so as to require the Borrower to enter into any Swap Agreement(s) with the Bank; however, any Swap Agreement executed by the Borrower with any other party (which must be a financial institution acceptable to the Bank) may not be secured by any of the Collateral.

(c)       All obligations of the Borrower in connection with Swap Transactions entered into with the Bank including, without limitation, all amounts payable for termination of the Swap Agreements and settlement of all Swap Transactions, shall be deemed Obligations and at all times secured by the Security Documents.  In no event shall the collateral securing the Obligations be released for so long as the Swap Agreements have not been terminated according to their terms.  The Borrower acknowledges and agrees that:  (i) certain fees and charges may be due and payable under the Swap Agreement in the event that a Swap Transaction is terminated; (ii) such Swap Agreement may have an effect on the Borrower’s payment obligations and amounts due under the Loans; and (iii) the obligations contained in such Swap Agreement may not be separately stated in the Loan Documents.  The Borrower shall indemnify and hold the Bank harmless from any and all claims, demands, losses, liabilities, expenses, and obligations now or hereafter incurred by the Bank arising from (i) any claim by any person alleging that the Bank is responsible for any act or omission of the Borrower or any third party in connection with the Swap Transactions; (ii) the Borrower’s breach of any Swap Agreement; (iii) the Borrower’s violation of any law applicable to the Swap Transactions; and (iv) any fraudulent, wrongful, or negligent act or omission of the Borrower, or any of its employees, agents, independent contractors or customers, in connection with any Swap Transaction.  The Borrower further agrees that the foregoing indemnity shall survive termination and expiration of the Revolving Note, the Line of Credit Note and any Swap Agreement.  The Bank is expressly authorized to disclose confidential information concerning the Borrower to its Swap Transaction service provider and/or facilitator, as the case may be, as well as prospective counterparties (and/or their respective professional advisors) in connection with any existing or proposed Swap Transaction provided that such disclosure shall be made under customary confidentiality restrictions.

Section 2.9           Annual Clean-Up.

Notwithstanding anything to the contrary in this Agreement, the Borrower agrees that for a period of thirty (30) consecutive days during each twelve (12) calendar month period from November 15 to November 14 of the following year no Revolving Loans will be outstanding and during such period no advances may be made under the Revolving Loan.

3.	INTEREST, FEES, YIELD PROTECTIONS, ETC.

Section 3.1           Interest Rate and Payment Dates.

A.	Loans

(a)        Term Loan.  The Borrower shall pay to the Bank interest on the unpaid principal amount of the Term Loan at a rate per annum equal to for the period commencing on the Effective Date to and not including the Term Loan Maturity Date, One Month LIBOR Rate (Swap) plus three hundred fifty basis points (3.50%).

(b)        Delayed Draw Term Loan.  The Borrower shall pay to the Bank interest on the unpaid principal amount of the Delayed Draw Term Loan at a rate per annum equal to for the period commencing on the Effective Date to and not including the Delayed Draw Term Loan Maturity Date, One Month LIBOR Rate (Swap) plus three hundred fifty basis points (3.50%).

(c)        Revolving Loans.  The Borrower shall pay to the Bank interest on the unpaid principal amount of each Revolving Loan made by the Bank to the Borrower for the period commencing on the date of such Revolving Loan until such Revolving Loan shall be paid in full, at a rate per annum equal to One Month LIBOR Rate plus the Applicable Margin (as defined below); provided, however, if the Borrower requests a Revolving Loan that will be repaid within 30 days of such borrowing, then such Revolving Loan shall accrue interest at the Prime Rate plus fifty basis points (0.50%) with a floor of four percent (4%); provided, further, however, if such Revolving Loan is not so repaid, then the Borrower shall request a Revolving Loan at the aforesaid One Month LIBOR Rate and use the proceeds thereof to repay in full the Revolving Loan accruing interest at the aforesaid Prime Rate.  Any change in the interest rate resulting from a change in the Prime Rate shall be effective as of the opening of business on the day on which such change in the Prime Rate becomes effective.

For purposes hereof, “Applicable Margin” shall mean, with respect to amounts bearing interest at the One Month LIBOR Rate, the basis points set forth in the following pricing grid determined by reference to the Funded Debt to Adjusted EBITDA ratio of the Borrower reported on the then most recently received financial statements delivered by the Borrower pursuant to Section 6.1 hereof for the applicable fiscal quarter as reported in said statements.  If the Borrower’s financial statements demonstrate a Funded Debt to Adjusted EBITDA ratio that supports an adjustment in the Applicable Margin, the Bank will make such adjustment within five (5) Business Days of its receipt of the Borrower’s financial statements.  If for whatever reason, the Borrower fails to furnish financial statements pursuant to Section 6.1 necessary to calculate any adjustments to the Applicable Margin, then in addition to any other right or remedy the Bank may have as a result of such failure, the Applicable Margin then in effect shall remain unchanged until the Borrower has furnished financial statements pursuant to Sections 6.1(a), (b) and/or (c) hereof demonstrating an adjustment to the Applicable Margin.

Pricing Grid

Level	Funded Debt to Adjusted EBITDA Ratio	Applicable Margin (expressed in basis points)
I	Less than 2.00:1.00	325
II	2.00:1.00 to less than 2.25:1.00	350
III	Equal to or Greater than 2.25:1.00	375

(d)          Line of Credit Loans.

(i)           The Borrower shall pay to the Bank interest on the unpaid principal amount of each Line of Credit Loan made by the Bank to the Borrower for the period commencing on the date of such Line of Credit Loan until such Line of Credit Loan shall be paid in full, at a rate per annum equal to the Prime Rate plus 0.00%.  Any change in the interest rate resulting from a change in the Prime Rate shall be effective as of the opening of business on the day on which such change in the Prime Rate becomes effective.

(e)         Notwithstanding the foregoing, if an Event of Default has occurred and is continuing, then, so long as such Event of Default is continuing, the interest rate of the obligation which shall be in effect at the time of the Event of Default, shall be increased by five (5%) percentage points above the interest rate per annum in effect at this time of the Event of Default without the Bank being obligated to give any notice of said increase (the “Default Rate”) to the Borrower.  The Default Rate shall increase at the rate of one (1%) percentage point per month beginning on the first day of the month following the month in which the Default Rate became effective and on the first day of each month thereafter up to the maximum rate permitted by law, until the Loan is paid in full.

(f)         Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan, provided that accrued and unpaid interest on past due amounts shall be due and payable upon demand.

(g)         All interest hereunder shall be computed on the basis of a year of 360 days, and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

B.	Letters of Credit

(a)       Upon the issuance, and renewal, if applicable, of each Letter of Credit, the Borrower shall pay a Letter of Credit fee calculated annually at the rate per annum equal to (i) the Applicable Margin determined in accordance with the pricing grid set forth in Section 3.1A.(c) by reference to the Funded Debt to Adjusted EBITDA ratio of the Borrower less (ii) twenty-five (25) basis points on the daily amount available to be drawn under such Letter of Credit.  For example, if, at the time of issuance of a Letter of Credit, the Funded Debt to Adjusted EBITDA ratio for the most recent Fiscal Quarter end is less than 2.00:1.00, then the Letter of Credit fee would be three hundred (300) basis points (i.e., three hundred twenty-five (325) basis points less twenty-five (25) basis points).  For purposes of computing the daily amount available to be drawn under any Letter of Credit, (i) if such Letter of Credit by its terms or the terms of the Letter of Credit application or any other document related thereto provides for one or more automatic increases in the stated amount thereof, then the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time and (ii) if the stated amount of any Letter of Credit has been permanently reduced, then the stated amount of such Letter of Credit shall be reduced by the amount of such permanent reduction.  Such Letter of Credit fees shall be payable annually at the time of issuance and renewal, if applicable, of each Letter of Credit.

(b)         The Borrower shall pay the Bank, in U.S. dollars, the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the Bank relating to Letters of Credit as from time to time in effect.  Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

(c)         In the event that any amount is drawn under a Letter of Credit by the Beneficiary thereof, the Borrower shall immediately pay to the Bank the full amount drawn.  If the full amount drawn cannot be paid immediately by the Borrower, interest will accrue at a rate per annum set forth in Section 3.1A.(c) as an advance under the Revolving Loan.  In such event, the Borrower agrees that the Bank, it its sole discretion, may debit any account maintained by the Borrower with the Bank for the amount of any such drawing.

(d)        Notwithstanding the foregoing, if an Event of Default has occurred and is continuing, then, so long as such Event of Default is continuing, the aggregate amount of all outstanding draws on the Letters of Credit and each fee and other amount then due and payable by the Borrower hereunder shall bear interest at the Default Rate.  The Default Rate shall increase at the rate of one (1%) percentage point per month beginning on the first day of the month following the month in which the Default Rate became effective and on the first day of each month thereafter up to the maximum rate permitted by law, until the Loan is paid in full.

(e)          All interest hereunder shall be computed on the basis of a year of 360 days, and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

Section 3.2           Late Fee.

If the Bank has not received the full amount of any monthly payment on or before the date it is due (including as a result of funds not available to be automatically debited on the date on which any such payment is due), the Borrower shall pay a late fee to the Bank in an amount equal to six percent (6%) of such overdue payment (the “Late Fee”).  Such late fee shall be paid promptly but only once with respect to each late payment.

Section 3.3           Unused Loan Fee.

The Borrowers agree to pay to the Bank an unused facility fee (“Unused Loan Fee”) on the average daily unused balance of the Revolving Loan and the Line of Credit Loan from and including the Effective Date to but excluding the Revolving Maturity Date and the Line of Credit Maturity Date, as applicable, at a rate per annum equal to one-half of one percent (0.50%).  The Unused Loan Fee is calculated based on a year of 360 days for the actual number of days elapsed. The accrued Unused Loan Fee shall be paid on the first day of each Fiscal Quarter, in arrears.

Section 3.4           Yield Protections

(a)         In addition to the payment of principal, interest and fees as stated in this Agreement, if there shall be any increase in the direct or indirect costs to the Bank of lending, funding or maintaining any Loan based on a One-Month LIBOR Rate or the One Month LIBOR Rate (Swap) or any reduction in any amount received or to be received by the Bank hereunder, due to the repayment, prepayment or other reduction, in whole or in part, of any Loan based on a One-Month LIBOR Rate or the One Month LIBOR Rate (Swap) prior to the natural expiration of the applicable interest period, whether as a result of miscalculation, change in circumstance, consent of the Bank, acceleration of the Obligations or otherwise, then the Borrower from time to time, upon demand by the Bank, shall pay to the Bank additional amounts sufficient to indemnify the Bank against and reimburse it for such increased costs and reduced receipts (but only to the extent such increased cost or reduced receipt has not already been included in the calculation of any interest rate or fee or otherwise reimbursed under any other subsection of this Article) including (without limitation) amounts sufficient to compensate the Bank for any breakage or other costs and any decrease in margin or other return incurred in connection with the repayment, prepayment or other reduction of any Loan based on a One Month LIBOR Rate or the One Month LIBOR Rate (Swap) and the liquidation or redeployment of the affected deposits or other funding arrangements.

(b)         A certificate of the Bank setting forth in reasonable detail the amount or amounts necessary to compensate the Bank or its holding company, as applicable, as specified in Section 3.4(a) shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay the Bank the amount shown as due on any such certificate within ten (10) Business Days after receipt thereof.

Section 3.5           Increased Costs; Capital Requirements.

(a)         If the Bank determines that any Change in Law has or would have the effect of reducing the rate of return on the Bank’s capital or on the capital of the Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by the Bank to a level below that which the Bank or the Bank’s holding company could have achieved but for such Change in Law, then from time to time the Borrower will pay to the Bank such additional amount or amounts as will compensate the Bank or the Bank’s holding company for any such reduction suffered.

(b)        If at any time the Bank determines that, after the date hereof, any Change in Law regarding capital adequacy, reserves, special deposits, compulsory loans, insurance charges against property of, deposits with or for the account of, Obligations owing to, or other credit extended or participated in by, the Bank or any similar requirement shall have the effect of reducing the rate of return on the capital of the Bank or the Bank’s holding company as a consequence of its obligations under or with respect to any Loan Document to a level below that which, taking into account the capital adequacy policies of the Bank or the Bank’s holding company, the Bank or the Bank’s holding company could have achieved but for such adoption or change, then from time to time the Borrower will pay to the Bank such additional amount or amounts as will compensate the Bank or the Bank’s holding company for any such reduction suffered.

(c)         A certificate of the Bank setting forth in reasonable detail the amount or amounts necessary to compensate the Bank or its holding company, as applicable, as specified in Section 3.5(a) or Section 3.5(b) shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay the Bank the amount shown as due on any such certificate within ten (10) Business Days after receipt thereof.

Section 3.6           Taxes.

(a)         All payments by or on account of the Borrower under any Loan Document to the Bank shall be made free and clear of, and without any deduction or withholding for or on account of, any and all present or future Indemnified Taxes or Other Taxes, provided that if any Borrower is required by any law, rule, regulation, order, directive, treaty or guideline to make any deduction or withholding in respect of such Indemnified Tax or Other Tax from any amount required to be paid by the Borrower to the Bank under any Loan Document (each, a “Required Payment”), then (i) the Borrower shall notify the Bank of any such requirement or any change in any such requirement promptly after the Borrower becomes aware thereof, (ii) the Borrower shall pay such Indemnified Tax or Other Tax prior to the date on which penalties attach thereto, such payment to be made (to the extent that the liability to pay is imposed on the Borrower) for its own account or (to the extent that the liability to pay is imposed on the Bank) on behalf and in the name of the Bank, (iii) the Borrower shall pay to the Bank an additional amount such that the Bank shall receive on the due date therefor an amount equal to the Required Payment had no such deduction or withholding been made or required, and (iv) the Borrower shall, within thirty (30) days after paying such Indemnified Tax or Other Tax, deliver to the Bank satisfactory evidence of such payment to the relevant Governmental Authority.

(b)         The Borrower shall reimburse the Bank for the full amount of all Indemnified Taxes or Other Taxes paid by the Bank on or with respect to any payment by or on account of any obligation of the Borrower under the Loan Documents (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and expenses arising therefrom or with respect thereto (other than any such penalties, interest or expenses that are incurred by the Bank’s unreasonably taking or omitting to take action with respect to such Indemnified Taxes or Other Taxes), within thirty (30) days after written demand therefor, setting forth in reasonable detail the basis for and calculation of such amounts, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Borrower by the Bank shall be conclusive absent manifest error.  In the event that the Bank determines that it received a refund or credit for Indemnified Taxes or Other Taxes paid by the Borrower under this Section, the Bank shall promptly notify the Borrower of such fact and shall remit to the Borrower the amount of such refund or credit.

4.	REPRESENTATIONS AND WARRANTIES.

In order to induce the Bank to enter into this Agreement and to make the Loans, the Borrower makes the following representations and warranties to the Bank:

Section 4.1           Existence and Power.

Each Borrower is duly, organized and validly existing in good standing under the laws of the State of its respective organization, as detailed in the preamble to this Agreement.  Each Borrower has all requisite power and authority to own its Property and to carry on its business as now conducted, and is in good standing and authorized to do business in each jurisdiction in which the nature of the business conducted therein or the Property owned by it therein makes such qualification necessary, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

Section 4.2           Authority and Execution.

The Borrower has full legal power and authority to enter into, execute, deliver and perform the terms of the Loan Documents to which it is a party, all of which have been duly authorized by all proper and necessary limited liability company, corporate or other applicable action and is in full compliance with its Organizational Documents.  The Borrower has duly executed and delivered the Loan Documents to which it is a party.

Section 4.3           Binding Agreement.

The Loan Documents (other than the Notes) constitute, and the Notes, when issued and delivered pursuant hereto for value received, will constitute, the valid and legally binding obligations of the Borrower party thereto, enforceable in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally.

Section 4.4           Litigation.

There are no actions, suits or proceedings at law or in equity or by or before any Governmental Authority (whether purportedly on behalf of the Borrower) pending or, to the Knowledge of the Borrower, threatened against the Borrower or maintained by the Borrower  or which may affect the Borrower or any of its Properties or rights, which (i) could reasonably be expected to have a Material Adverse Effect, (ii) call into question the validity or enforceability of, or otherwise seek to invalidate, any Loan Document, or (iii) might, individually or in the aggregate, materially and adversely affect any of the transactions contemplated by any Loan Document.

Section 4.5           Required Consents.

Except for information filings required to be made in the ordinary course of business which are not a condition to the performance by the Borrower under the Loan Documents, and, except to the extent already obtained, no consent, authorization or approval of, filing with, notice to, or exemption by, members or holders of any other equity interest, any Governmental Authority or any other Person is required to authorize the Borrower to execute the Loan Documents to which it is a party or to perform its obligations thereunder, or is required in connection with the execution, delivery and performance of the Loan Documents by the Borrower or is required as a condition to the validity or enforceability of the Loan Documents.

Section 4.6           Absence of Defaults; No Conflicting Agreements.

(a)          The Borrower is not in default of any material provision of any mortgage, indenture, contract or agreement to which it is a party or by which it or any of its Property is bound.  The execution, delivery or carrying out of the terms of the Loan Documents will not constitute a default under, or result in the creation or imposition of, or obligation to create, any Lien upon any Property of the Borrower or result in a breach of or require the mandatory repayment of or other acceleration of payment under or pursuant to the terms of any such mortgage, indenture, contract or agreement.

(b)       The Borrower is not in default with respect to any judgment, order, writ, injunction, decree or decision of any Governmental Authority.

Section 4.7           Compliance with Applicable Laws.

(a)        The Borrower and each of its Subsidiaries are, and since at least December 31, 2013, have been, in compliance in all material respects with all statutes, regulations, rules and orders of all Governmental Authorities which are applicable to the Borrower or any of its Subsidiaries or their assets, including, to the extent so applicable, any Tax, labor, securities and foreign exchange related Laws or Consumer Protection Laws.

(b)         Neither the Borrower nor any of its Subsidiaries has received any notification or communication from any Governmental Authority or Educational Agency of any alleged, potential or actual material violation by the Borrower or any of its Subsidiaries of any Law.  The Borrower and each of its Subsidiaries hold all licenses, franchises, permits, certificates, approvals and authorizations from Governmental Authorities and Educational Agencies necessary for the lawful conduct of their respective businesses.

Section 4.8           Taxes.

The Borrower has filed or caused to be filed all tax returns required to be filed and has paid, or has made adequate provision for the payment of, all taxes shown to be due and payable on said returns or in any assessments made against it (other than those being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been set aside on its books in accordance with GAAP) which would be material to the Borrower, and no tax Liens have been filed with respect thereto.  The charges, accruals and reserves on the books of the Borrower with respect to all taxes are, to the Knowledge of the Borrower, adequate for the payment of such taxes, and the Borrower knows of no unpaid assessment which is due and payable against the Borrower or any claims being asserted, except such thereof as are being contested in good faith by appropriate proceedings and for which adequate reserves have been set aside in accordance with GAAP.

Section 4.9           Governmental Regulations.

(a)        Neither the Borrower nor any Affiliate of the Borrower, is subject to regulation under the Investment Company Act of 1940, as amended, or is subject to any statute or regulation that prohibits or restricts the incurrence of Indebtedness.

(b)         The Borrower has established and maintains, and at all times since March 29, 2005, has maintained, disclosure controls and procedures and a system of internal controls over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act.  Since December 31, 2016, neither the Borrower nor, to the Borrower’s Knowledge, the Borrower’s independent registered public accounting firm has identified or been made aware of any “significant deficiency” or “material weakness” (as defined by the Public Company Accounting Oversight Board) in the design or operation of the Borrower’s internal controls over financial reporting which would reasonably be expected to adversely affect in any material respect the Borrower’s ability to record, process, summarize and report financial data, in each case which has not been subsequently remediated.  The Borrower is, and has been at all times since March 29, 2005, in compliance in all material respects with the applicable listing requirements and corporate governance rules and regulations of NASDAQ, and has not received any notice asserting any non-compliance with the listing requirements of NASDAQ.

(c)         The Borrower’s auditor has at all times since March 29, 2005, been (i) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes–Oxley Act); (ii) “independent” with respect to the Borrower within the meaning of Regulation S-X under the Exchange Act; and (iii) to the Borrower’s Knowledge, in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and the rules and regulations promulgated by the SEC and the Public Company Accounting Oversight Board thereunder.  All nonaudit services performed by the Borrower’s auditors for the Borrower that were required to be approved in accordance with Section 202 of the Sarbanes–Oxley Act were so approved.

Section 4.10         Federal Reserve Regulations; Use of Loan Proceeds.

(a)        The Borrower is not engaged principally, or as one of its principal activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock.

(b)         No part of the proceeds of any Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase, acquire or carry any Margin Stock or for any purpose that entails a violation of, or that is inconsistent with, the provisions of the regulations of the Board, including Regulation T, Regulation U or Regulation X.

Section 4.11         ERISA.

The Borrower and some or all of its ERISA Affiliates is a party to a multiemployer plan as defined in section 4001(a)(3) of ERISA.  The Borrower and its ERISA Affiliates have fulfilled their respective obligations under the minimum funding standards of ERISA and the Code with respect to each Plan established or maintained by the Borrower or its ERISA Affiliates, and with respect to each such Pension Plan are not subject to any material liability to the PBGC under Title IV of ERISA.  With respect to each Employee Benefit Plan, the Borrower is in compliance in all respects with the currently applicable provisions of ERISA and the Code, except as could not reasonably be expected to result in a Material Adverse Effect.

Section 4.12         Financial Statements.

(a)         The Borrower has heretofore delivered to the Bank the balance sheet of the Borrower as of June 30, 2019 and the related statements of income, retained earnings and cash flows (or changes in financial position, as the case may be) for such fiscal year (the “Financial Statements”), each of which fairly present the financial condition of the Parent and its consolidated Subsidiaries on such date and results of operations for the year ended on such date, and has been prepared in conformity with GAAP.  Since the date of the Financial Statements, the Borrower has conducted its business only in the ordinary course and there has been no Material Adverse Change.

(b)         Neither the Borrower nor any of its Subsidiaries has any Liabilities of any nature (whether accrued, absolute, contingent or otherwise) except Liabilities (i) reflected or reserved against in the balance sheet (or the notes thereto) of the Borrower and its Subsidiaries as of June 30, 2019 (the “Balance Sheet Date”) included in the SEC Documents, (ii) incurred after the Balance Sheet Date in the ordinary course of business, (iii) incurred pursuant to this Agreement, (iv) as expressly contemplated by the Preferred Stock Agreement or otherwise incurred in connection with the Preferred Stock Transactions and (v) which are not, individually or in the aggregate, material to the Borrower and its Subsidiaries, taken as a whole.

Section 4.13         Property.

The Borrower has good and marketable title to all the real property owned by it, title to which is material to the Borrower and valid leasehold interests in all leased real property leased by it, a leasehold interest in which is material to the Borrower, in each case subject to no Liens, except Permitted Encumbrances. Schedule 4.13 attached hereto sets forth a comprehensive list of all present locations where the Borrower conducts its operations.

Reference is hereby made to that certain Declaration of Covenants, Conditions and Restrictions and Grant of Easements recorded on October 3, 2007 as Instrument No. 2007154061, City and County of Denver, as amended by that certain First Amendment to Declaration of Covenants, Conditions and Restrictions and Grant of Easements recorded on December 31, 2009 as Instrument No. 2009168907, City and County of Denver (the “Colorado Declaration”).  The Borrower represents that it has not received any written notice indicating that the Borrower is in default under the Colorado Declaration, and further represents that it is current in all payments required thereunder, and is otherwise in compliance in all material respects with the requirements under said Colorado Declaration.  The Borrower covenants and agrees to provide the Bank with all material notices it receives pursuant to said Colorado Declaration, and further agrees  not to consent to any amendment or termination of the Colorado Declaration without the consent of the Bank.

Section 4.14         Authorizations.

The Borrower possesses or has the right to use all franchises, licenses and other rights as are material and necessary for the conduct of its business, and with respect to which it is in compliance, with no known conflict with the valid rights of others which could reasonably be expected to have a Material Adverse Effect.  The Borrower has not received any notice that any event has occurred which permits or, to the Knowledge of the Borrower, after notice or the lapse of time or both, or any other condition, could reasonably be expected to permit, the revocation or termination of any such franchise, license or other right which revocation or termination could reasonably be expected to have a Material Adverse Effect.

Section 4.15         Environmental Matters.

(a)         The Borrower is in compliance with all Environmental Laws applicable to it or its business or Properties which, if violated, could have a Material Adverse Effect.

(b)          Environmental Properties Audits. The Borrower has previously delivered to the Bank (i) the Phase II environmental audits described on Schedule 4.15(b) attached hereto (the “Phase II Audits”) relating to the Mortgaged Property commonly known as (i) 2915 Alouette Dr., Grand Prairie, Texas, (ii) 1524 Gallatin Ave., Nashville, Tennessee and (iii) 1760 Mapleton Ave., Suffield, Connecticut (collectively, the “Environmental Properties”); (iv) other documentation, information, audits, investigations and testing(s) relative to the Environmental Properties that were recommended pursuant to the Phase II Audits, which are described on Schedule 4.15(b); and (v) additional audits, testing(s) and investigations that were recommended by the environmental consultant performing said Phase II Audits (the “Environmental Consultant”), which are described on Schedule 4.15(b).  For purposes hereof, the Phase II Audits, together with all additional audits, testing(s) or investigations as required pursuant thereto or as otherwise recommended by the Environmental Consultant, shall be referred to as the “Environmental Properties Audits”).

(c)         The Borrower represents and warrants to the Bank that it has in all material respects (i) complied with all recommendations set forth in the Environmental Properties Audits; and (ii) completed the remediation of all areas of environmental concern and other work on the applicable Environmental Properties, as set forth in the Environmental Properties Audits to the satisfaction of the applicable jurisdiction’s Governmental Authority (as confirmed by the Environmental Consultant) in accordance with all applicable Environmental Laws (the “Remediation Completion”).  Schedule 4.15(c) attached hereto sets forth a complete list of all certifications and other documentation delivered by the Environmental Consultant and the applicable jurisdiction’s Governmental Authority evidencing the Remediation Completion in compliance with such jurisdiction’s Environmental Laws.

(d)         The Borrower further represents and warrants to the Bank that all costs and expenses in connection with the Environmental Properties Audits and the Remediation Completion have been paid in full.

Section 4.16         Intellectual Property.

The Borrower owns and possesses or has a license or other right to use all patents, patent rights, trademarks, trademark rights, trade names, trade name rights, service marks and service mark rights and copyrights (collectively, the “Intellectual Property”) as are necessary for the conduct of the business of the Borrower, and to the Knowledge of the Borrower there is no known infringement upon rights of others.  Attached as Schedule 4.16 is a comprehensive list of the Intellectual Property.  The copyrights included on Schedule 4.16 have nominal value to the Borrower and are no longer used or useful to the Borrower in the conduct of its business.

Section 4.17         Labor Matters.

There are no strikes, work stoppages, lockouts or slowdowns against the Borrower pending or, to the Knowledge of the Borrower, threatened.  The hours worked by and payments made to employees of the Borrower have not been in violation of the Fair Labor Standards Act or any other applicable federal, state, local or foreign law dealing with such matters.  All material payments due from the Borrower, or for which any claim may be made against the Borrower, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of the Borrower.  To the Borrower’s Knowledge, after due inquiry and investigation, there are no unfair labor practice charges or complaints pending against the Borrower with any Governmental Authority.  The consummation of the Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which the Borrower is a party.

Section 4.18         No Misrepresentation.

The written information, taken as a whole, furnished by the Borrower to the Bank in connection with the negotiation of this Agreement and the other Loan Documents (excluding the Financial Reports, which are covered by the representation and warranty in Section 4.12 and the written information covered by the representation and warranty in the next succeeding sentence) does not, to the Borrower’s Knowledge, contain, as of the Effective Date, any materially untrue statements of a material fact or, as of the Effective Date, to the Borrower’s Knowledge, omit a material fact necessary to make the material statements contained herein or therein, in light of the circumstances under which they were made, not materially misleading.  The projections, estimates, forecasts, budgets, statements of opinion or intent and discussions of strategy contained in such written information have been prepared in good faith based upon assumptions believed by the Borrower to be reasonable at the time made (it being recognized by the Bank that such projections, estimates, forecasts, budgets, statements of opinion or intent and discussions of strategy are subject to significant uncertainties and contingencies, and that no assurance can be given that any particular projections, estimates, forecasts or budgets will be realized).

Section 4.19         Security Documents.

The Security Documents are effective to create in favor of the Bank a legal, valid and enforceable security interest in the Collateral except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and, when (i) financing statements in appropriate form are filed in the offices of the secretary of state of the jurisdiction of organization of the Borrower or such other office specified by the Uniform Commercial Code and (ii) all other applicable filings under the Uniform Commercial Code or otherwise that are required or permitted under the Loan Documents are made, the Security Documents shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Borrower thereunder in the Collateral, in each case prior and superior in right to the rights of any other Person, other than with respect to Liens expressly permitted by Section 7.2 or otherwise consented to by the Bank in writing.

Section 4.20         OFAC.

None of the Borrowers: (i) is a person named on the list of Specially Designated Nationals or Blocked Persons maintained by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”) available at http://www.treas.gov/offices/eotffc/ofac/sdn/index.html, or as otherwise published from time to time; (ii) is (A) an agency of the government of a country, (B) an organization controlled by a country, or (C) a person resident in a country that is subject to a sanctions program identified on the list maintained by OFAC and available at http://www.treas.gov/offices/eotffc/ofac/sanctions/index.html, or as otherwise published from time to time, as such program may be applicable to such agency, organization or person; or (iii) derives any of its assets or operating income from investments in or transactions with any such country, agency, organization or person; and none of the proceeds from the Loans or Letters of Credit will be used to finance any operations, investments or activities in, or make any payments to, any such country, agency, organization, or person.

Section 4.21         Solvency.

After giving effect to the transactions contemplated by this Agreement, and before and after giving effect to the making of each Loan or the issuance of each Letter of Credit, the Borrower, on a consolidated basis, is Solvent. No transfer of Property has been or will be made by the Borrower and no obligation has been or will be incurred by any Borrower in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of the Borrowers.

Section 4.22         Anti-Money Laundering.

As of the date of this Agreement, the date of each advance of proceeds under the Loans, the date of any renewal, extension or modification of the Loans, and at all times until the Loans have been terminated and all amounts thereunder have been indefeasibly paid in full: (a) no Covered Entity (i) is a Sanctioned Person; (ii) either in its own right or through any third party, has any of its assets in a Sanctioned Country or in the possession, custody or control of a Sanctioned Person; or (iii) either in its own right or through any third party, does business in or with, or derives any of its operating income from investments in or transactions with, any Sanctioned Country or Sanctioned Person in violation of any law, regulation, order or directive enforced by any Compliance Authority; (b) the proceeds of the Loans will not be used to fund any operations in, finance any investments or activities in, or, make any payments to, a Sanctioned Country or Sanctioned Person in violation of any law, regulation, order or directive enforced by any Compliance Authority; (c) the funds used to repay the Loans are not derived from any unlawful activity; and (d) each Covered Entity is in compliance with, and no Covered Entity engages in any dealings or transactions prohibited by, any laws of the United States, including but not limited to any Anti-Terrorism Laws.

As used herein: “Anti-Terrorism Laws” means any laws relating to terrorism, trade sanctions programs and embargoes, import/export licensing, money laundering, or bribery, all as amended, supplemented or replaced from time to time; “Compliance Authority” means each and all of the (a) U.S. Treasury Department/Office of Foreign Assets Control, (b) U.S. Treasury Department/Financial Crimes Enforcement Network, (c) U.S. State Department/Directorate of Defense Trade Controls, (d) U.S. Commerce Department/Bureau of Industry and Security, (e) U.S. Internal Revenue Service, (f) U.S. Justice Department, and (g) SEC; “Covered Entity” means the Borrower, each of its Affiliates and Subsidiaries, any guarantors, pledgors of collateral, all owners of the foregoing, and all brokers or other agents of the Borrower acting in any capacity in connection with the Loans; “Reportable Compliance Event” means that any Covered Entity becomes a Sanctioned Person, or is indicted, arraigned, investigated or custodially detained, or receives an inquiry from regulatory or law enforcement officials, in connection with any Anti-Terrorism Law or any predicate crime to any Anti-Terrorism Law, or self-discovers facts or circumstances implicating any aspect of its operations with the actual or possible violation of any Anti-Terrorism Law; “Sanctioned Country” means a country subject to a sanctions program maintained by any Compliance Authority; and “Sanctioned Person” means any individual person, group, regime, entity or thing listed or otherwise recognized as a specially designated, prohibited, sanctioned or debarred person or entity, or subject to any limitations or prohibitions (including but not limited to the blocking of property or rejection of transactions), under any order or directive of any Compliance Authority or otherwise subject to, or specially designated under, any sanctions program maintained by any Compliance Authority.

Section 4.23       Educational Approvals; Compliance with Educational Laws.  The following representations set forth in this Section 4.23 are subject to the exceptions set forth in Section 3.27 of the Disclosure Letter.  Each disclosure included in the Disclosure Letter is deemed to be a representation hereunder made to and may be relied upon by the Bank.

(a)       Since the Compliance Date, the Borrower, including its Subsidiaries and Schools, has received the material licenses, permits, and approvals of all Governmental Authorities and Educational Agencies necessary to conduct their businesses, including all material Educational Approvals necessary for each School to conduct its operations and offer its educational programs. Since the Compliance Date, the Borrower, including its Subsidiaries and Schools, is and has been in material compliance with all applicable Educational Laws and with the terms and conditions of all Educational Approvals. Each current Educational Approval is in full force and effect, and no proceeding for the suspension, material limitation, revocation, termination or cancellation of any Educational Approval is pending or, to the Knowledge of the Borrower, threatened. Since the Compliance Date, no application made by any School to any Governmental Authority or Educational Agency has been denied. Since the Compliance Date, neither the Borrower nor any of its Subsidiaries or Schools has received notice from any Governmental Authority or Educational Agency that it has been placed on probation or ordered to show cause why any Educational Approval for any School or any of its educational programs should not be revoked. Since the Compliance Date, neither the Borrower nor any of its Subsidiaries or Schools has received notice that any current Educational Approval will not be renewed.

(b)        Each School is an “eligible institution,” as defined in 34 C.F.R. § 600.2 (and the other applicable sections incorporated therein by reference) and each School is a “proprietary institution of higher education” as defined at 34 C.F.R. § 600.5. Each School is in material compliance with the applicable “state authorization” requirements set forth at 34 C.F.R. § 600.9 and meets the qualifications to be licensed by the applicable Governmental Authorities and Educational Agencies. Each School is accredited by the applicable Accrediting Bodies, and has been certified by the DOE as an eligible institution of higher education and is a party to a program participation agreement with the DOE.

(c)         To the Knowledge of the Borrower, no fact or circumstance exists or is reasonably likely to occur that would reasonably be expected to result in the delay, termination, revocation, suspension, restriction or failure to obtain renewal of any Educational Approval or the imposition of any material fine, penalty or other sanctions for violation of any legal or regulatory requirements relating to any Educational Approval.

(d)         Since the Compliance Date, the Borrower, including its Subsidiaries and Schools, has been in material compliance with any and all applicable Educational Laws relating to Financial Assistance Programs, including the program participation and administrative capability requirements, as defined by the DOE at 34 C.F.R. 668 subpart B, including §§ 668.14 and 668.15-16, as well as the student eligibility requirements and satisfactory progress requirements, as defined by DOE at 34 C.F.R. § 668.31-39.

(e)         Since the Compliance Date, the School(s) have not received greater than ninety percent (90%) of its revenues from Title IV Programs, as such percentage is required to be calculated under 34 C.F.R. §§ 668.14 and 668.28.

(f)          Since the Compliance Date, each School has complied with the Cohort Default Rate regulations set forth in 34 C.F.R. Part 668, Subpart N.

(g)          Each School has been in compliance, in all material respects, with the applicable limitations set forth in 34 C.F.R. § 600.7.

(h)         Since the Compliance Date, the Borrower, including its Subsidiaries and Schools, has obtained or maintained all material Educational Approvals required to operate each additional campus, location, or facility of the Schools and required in order to disburse Title IV Program funds to students at such additional campus, location, or facility, as applicable.

(i)          Since the Compliance Date, the Borrower, including its Subsidiaries and Schools, has timely reported, in compliance in all material respects with the applicable provisions of 34 C.F.R. Part 600: (i) the addition of any new educational programs or locations; and (ii) any shifts in ownership or control, including any changes in reported ownership levels or percentages. Since the Compliance Date, the Borrower, including its Subsidiaries and Schools, has complied, in all material respects, with all Educational Laws related to the closure or cessation of instruction at that location or facility, including requirements for teaching out students from that location or facility.

(j)         Since the Compliance Date, the Borrower, including its Subsidiaries and Schools, has complied, in all material respects, with the DOE requirements that no student receive a disbursement of Title IV Program funds prior to the date for which such student was eligible for such disbursement.

(k)         Since the Compliance Date, the Borrower, including its Subsidiaries and Schools, have not violated in any material respect any of the Title IV Program requirements, as set forth at 20 U.S.C. § 1094(a)(20) and implemented at 34 C.F.R. § 668.14(b)(22), regarding the payment of a commission, bonus, or other incentive payment based directly or indirectly on success in securing enrollments or financial aid to any Person engaged in any student recruiting or admission activities or in making decisions regarding the awarding of Title IV Program funds.

(l)         Since the Compliance Date, the Borrower, including its Subsidiaries and Schools, has complied, in all material respects, with 20 U.S.C. § 1085(d)(5) and 34. C.F.R. § 682.212 regarding prohibited inducements in the Federal Family Education Loan Program. Since the Compliance Date, each School has complied, in all material respects, with the Educational Laws prohibiting any School, employee, agent or official thereof from accepting any gift, payment, inducement, benefit, staffing assistance, advisory board position, or other thing of value in exchange for directing Educational Loan or Private Educational Loan applications to any lender. Since the Compliance Date, neither the Borrower, nor any of its Subsidiaries or Schools have received any written notice of any investigation by any Educational Agency or other Governmental Authority regarding the Borrower’s, any Subsidiary of the Borrower’s or the Schools’ student lending practices.

(m)       Since the Compliance Date, neither the Borrower, nor any of its Subsidiaries and Schools has provided any educational instruction on behalf of any other institution or organization of any sort, and no other institution or organization of any sort has provided any educational instruction on behalf of any School.

(n)          Since the Compliance Date, the Borrower, including its Subsidiaries and Schools, has materially complied with the DOE’s financial responsibility requirements in accordance with 34 C.F.R. § 668.171-175 not including any compliance based on the posting of an irrevocable letter of credit in favor of the DOE or the placement by the DOE in the “zone alternative” as set forth at 34 C.F.R. § 668.175(d). Except for state surety bonds required for the purposes of licensure or authorization by any Governmental Authority or Educational Agency, since the Compliance Date, neither the Borrower, nor any of its Subsidiaries or Schools have received written notice of a request by any Governmental Authority or Educational Agency requiring the Borrower, its Subsidiaries or any School to post a letter of credit or other form of surety for any reason, including any request for a letter of credit based on late refunds pursuant to 34 C.F.R. § 668.173, or received any request or requirement that the School process its Title IV Program funding under the reimbursement or heightened cash monitoring procedures, other than Heightened Cash Monitoring Level 1 procedures, as those procedures are set forth at 34 C.F.R. § 668.162.

(o)        The Borrower, including its Subsidiaries and Schools, is in material compliance with all Educational Agency, DOE, and other Governmental Authority requirements and regulations, including requirements set forth at 34 C.F.R. § 668.22, relating to (i) fair and equitable refunds policy and (ii) the calculation and timely repayment of federal and nonfederal funds.

(p)         To the Knowledge of the Borrower, there exist no facts or circumstances attributable to the Borrower, its Subsidiaries or Schools or any other Person that exercises Substantial Control (as that term is defined at 34 C.F.R. § 668.174(c)(3)) with respect to the Borrower, its Subsidiaries or Schools, that would, individually or in the aggregate, reasonably be expected to materially and adversely affect the Borrower’s, or any Subsidiary’s or the School’s ability to obtain any required notices or consents under Educational Laws, Educational Approval or other consent or approval that must be obtained in connection with the Transactions.

(q)         Since the Compliance Date, the Borrower, including its Subsidiaries and Schools, has complied in all material respects with Educational Laws regarding misrepresentation, including 34 C.F.R. Part 668 Subpart F.

(r)          Since the Compliance Date, the Borrower, including its Subsidiaries and Schools, has complied, in all material respects, with the consumer disclosure requirements in 34 C.F.R. Part 668 Subpart D.

(s)        Since the Compliance Date, each School has complied, in all material respects, with any applicable Educational Laws regarding that School’s completion, placement, withdrawal and retention rates, and, to the Borrower’s Knowledge, has accurately calculated and reported all such rates.

(t)          Since the Compliance Date, neither the Borrower nor its Subsidiaries, nor any Person that exercises Substantial Control (as that term is defined at 34 C.F.R. § 668.174(c)(3)) over the Borrower or any Subsidiary of the Borrower or any School, or member of such person’s family (as the term “family” is defined in 34 C.F.R. § 668.174(c)(4)), alone or together, (i) exercises or exercised Substantial Control over another institution or third-party servicer (as that term is defined in 34 C.F.R. § 668.2) that owes a liability for a violation of a Title IV Program requirement or (ii) owes a liability for a Title IV Program violation.

(u)          Since the Compliance Date, to the Knowledge of the Borrower, neither the Borrower nor any of its Subsidiaries or Schools have employed in a capacity involving administration of Title IV Program funds, any individual who has been convicted of, or has pled nolo contendere or guilty to, a crime involving the acquisition, use or expenditure of funds of a Governmental Authority or Educational Agency, or has been administratively or judicially determined to have committed fraud or any other material violation of law involving funds of any Governmental Authority or Educational Agency.

(v)          Since the Compliance Date, to the Knowledge of the Borrower, neither the Borrower nor any of its Subsidiaries or Schools have contracted with an institution or third-party servicer that has been terminated under § 487 of the HEA for a reason involving the acquisition, use, or expenditure of funds of a Governmental Authority or Educational Agency, or has been administratively or judicially determined to have committed fraud or any other material violation of law involving funds of any Governmental Authority or Educational Agency.

(w)        Since the Compliance Date, neither the Borrower nor any of its Subsidiaries, nor any owner that has the power, by contract or ownership interest, to direct or cause the direction or management of policies of any School has filed for relief in bankruptcy or had entered against it an order for relief in bankruptcy.

(x)         Since the Compliance Date, neither the Borrower nor any of its Subsidiaries, or any officer of the Borrower or a Subsidiary or a School has pled guilty to, pled nolo contendere, or been found guilty of, a crime involving the acquisition, use or expenditure of funds under the Title IV Programs or been judicially determined to have committed fraud involving funds under the Title IV Programs.

(y)         Since the Compliance Date, to the Knowledge of the Borrower, neither the Borrower nor any of its Subsidiaries or Schools has contracted with any Person that has been, or whose officers or employees have been, convicted of, or pled nolo contendere or guilty to, a crime involving the acquisition, use or expenditure of funds of any Governmental Authority or Educational Agency, or administratively or judicially determined to have committed fraud or any other material violation of law involving funds of any Governmental Authority or Educational Agency.

(z)         Since the Compliance Date, the Borrower, its Subsidiaries and each School has complied, in all material respects, with all applicable requirements regarding the safeguarding of student records, including the Family Educational Rights and Privacy Act (20 U.S.C. § 1232g; 34 C.F.R. Part 99).

Section 4.24         Preferred Stock Transaction.

All of the signatories to the Preferred Stock Agreement received by the Bank on the Effective Date constitute all of the purchasers of the Series A Preferred Stock sold as of the Effective Date.  By the terms of the Preferred Stock Transaction Documents, no further issuances of Series A Preferred Stock may be made by the Parent after the closing of the Preferred Stock Transaction.

5.	CONDITIONS TO THE LOANS.

Section 5.1           Effective Date.

The effectiveness of this Agreement, and the obligation of the Bank to make the initial Loans or issue the initial Letters of Credit is subject to the fulfillment of the following conditions prior to or simultaneously therewith:

(a)          The Bank shall have received from the Borrower a counterpart of this Agreement signed on behalf of the Borrower.

(b)          The Bank shall have received the Notes evidencing the Loans, each signed on behalf of the Borrower.

(c)          The Bank shall have received the payment of the origination fee in the amount of $337,500.

(d)         The Bank shall have received counterparts of the Security Agreement, signed on behalf of the Borrower, together with the following:

(i)           instruments constituting Collateral, if any, duly indorsed in blank, if necessary, by an Authorized Signatory of the Borrower;

(ii)      all instruments and other documents, including, without limitation, Uniform Commercial Code financing statements, required by law or requested by the Bank to be filed, registered or recorded to create or perfect the Liens intended to be created under the Security Documents; and

(iii)       such other documents as the Bank may reasonably require in connection with the perfection of its security interests in the Collateral.

(e)       The Bank shall have received Uniform Commercial Code, tax and judgment lien search reports with respect to each applicable public office where Liens are or may be filed disclosing that, except for Liens in favor of the Bank under existing Indebtedness of the Borrower owing to the Bank, there are no Liens of record in such official’s office covering any Collateral or showing the Borrower as debtor thereunder (other than Permitted Encumbrances or other Liens consented to by the Bank in writing) and a certificate of the Borrower signed by an Authorized Signatory thereof, dated the Effective Date, certifying that, upon the making of the Loans or the issuance of the Letters of Credit there will exist no Liens on the Collateral other than Permitted Encumbrances or such other Liens.

(f)          Loan policies of title insurance to be dated the Effective Date, and issued by Stewart Title Guaranty Company, or another title insurance company acceptable to the Bank together with Survey Affidavits of No Change for each Mortgaged Property in form and substance acceptable to the Bank and the title insurance company issuing the Loan policies of title insurance.  The Loan policies of title insurance shall (i) be in an aggregate amount equal to the Loans; (ii) insure that each Mortgage creates a valid first lien on the Mortgaged Property, all without title insurance exceptions (unless otherwise agreed to by the Bank and except for Permitted Encumbrances), including but not limited to, (a) mechanics’ liens, (b) parties in possession, (c) rights of reverter, (d) declarations of restrictive covenants, (e) any other standard exceptions, and (f) reservation for creditor’s rights, (iii) name the Bank, as its interests shall appear, as the insured party thereunder; (iv) be in the form of ALTA form of mortgage loan policy and (v) contain such endorsements and effective coverage as the Bank deems appropriate.  The Bank shall also have received evidence on the Effective Date that all premiums in respect of such policies have been paid.

(g)         Evidence satisfactory to the Bank, in its sole discretion, that the Mortgaged Property is not located in an area identified by the Secretary of Housing and Urban Development as an area located in a flood plain or special flood hazards zone pursuant to the National Flood Insurance Act of 1968 or pursuant to the Flood Disaster Act of 1973 or the National Flood Insurance Reform Act of 1994, or any successor law.  In the event the Mortgaged Property or any portion thereof is located in a flood plain or in a flood hazard zone, the Borrower shall deliver to the Bank a certificate of insurance evidencing flood hazard insurance (if available) in form and indicating an amount acceptable to the Bank.

(h)         The Bank shall have received a certificate from the secretary or executive officer of the Borrower (i) attaching a true and complete copy of the resolutions of its Managing Person and of all documents evidencing all necessary action (in form and substance reasonably satisfactory to the Bank) taken by it to authorize the Loan Documents to which it is a party and the transactions contemplated thereby, (ii) attaching a true and complete copy of its Organizational Documents, (iii) setting forth the incumbency of its officer or officers or other analogous counterpart who may sign the Loan Documents, including therein a signature specimen of such officer or officers, and (iv) attaching a recently dated certificate of good standing (or the equivalent) issued by the secretary of state (or the equivalent Governmental Authority) of its jurisdiction of organization and each other jurisdiction in which it is qualified to do business.

(i)          The Bank shall have received evidence satisfactory to it that the insurance required by Section 6.10 is in effect.

(j)          All approvals and consents of all Persons required to be obtained in connection with the consummation of the transactions contemplated hereby shall have been obtained and shall be in full force and effect, and all required notices shall have been given and all required waiting periods shall have expired (or have been waived), and the Bank shall have received a certificate, reasonably satisfactory to the Bank, of an Authorized Signatory of the Borrower that all such approvals and consents required to have been obtained by the Borrower shall have been obtained and shall be in full force and effect and that all such notices required to be given by the Borrower shall have been given and all such waiting periods of which the Borrower has knowledge shall have expired (or have been waived).

(k)      The Bank shall be reasonably satisfied that there shall be no litigation or administrative proceeding, or regulatory development, which would be expected to have a Material Adverse Effect.

(l)          The Bank shall be reasonably satisfied that no Material Adverse Change has occurred since June 30, 2019.

(m)      The Preferred Stock Transaction (i) shall have fully closed on terms satisfactory to the Bank, (ii) a minimum of $10,000,000 shall have been funded to the Parent thereunder by wire transfer to the Sterling National Bank account specified on Schedule 6.17, (iii) the Bank shall have received copies of the Preferred Stock Transaction Documents certified by the Parent as true and correct in all material respects and (iv) the Bank shall have received an acknowledgment letter by the Holders in form and content satisfactory to the Bank.

(n)          [intentionally omitted]

(o)         The Bank shall have received all amounts due and payable by the Borrower on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all out‑of‑pocket expenses required to be reimbursed or paid by the Borrower hereunder.

(p)         The Bank shall have received all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act.

(q)         The Bank shall have received such other approvals, opinions or documents, each in form and substance satisfactory to the Bank, as the Bank shall reasonably require in connection with the making of the Loans and the issuance of the Letters of Credit.

Section 5.2           Each Advance under the Revolving Loan (or Letter of Credit) and the Line of Credit Loan.

The obligation of the Bank to make each Revolving Loan and to issue any Letter of Credit and advance any Line of Credit Loan is subject to the satisfaction of the following conditions:

(a)        The representations and warranties of the Borrower set forth in each Loan Document shall be true and correct in all material respects (provided that if any representation or warranty is by its terms qualified by concepts of materiality, such representation or warranty shall be true and correct in all respects) on and as of the date of such Revolving Loan or Line of Credit Loan or issuance of Letter of Credit, as the case may be, except to the extent such representations and warranties specifically relate to an earlier date, in which case the accuracy of such representations and warranties shall be determined as of such earlier date.

(b)         At the time of and immediately after giving effect to such Revolving Loan, Line of Credit Loan or Letter of Credit, as the case may be, no Default or Event of Default shall have occurred and be continuing and neither (i) the outstanding principal balance of Revolving Loans plus the aggregate amount of all outstanding Letters of Credit shall exceed the Revolving Loan Amount, nor (ii) the outstanding principal balance of Line of Credit Loans shall exceed the Line of Credit Amount.

(c)          At the time of and at all times after advances are made under the Line of Credit Loan, all outstanding Line of Credit Loans shall not, in the aggregate, exceed the amount in the Cash Collateral Account.

(d)          The Bank shall have received a credit request meeting the requirements of Section 2.2(a) for Revolving Loans and Line of Credit Loans or Section 2.2(b) for the Letters of Credit.

(e)          The Bank shall have received such other documentation and assurances as shall be reasonably required by it in connection with such Revolving Loan, Line of Credit Loan or Letter of Credit, as the case may be.

Each request for a Revolving Loan and Line of Credit Loan and each request for the issuance of a Letter of Credit submitted by the Borrower shall be deemed to constitute a representation and warranty that the conditions specified in paragraphs (a) and (b) of this Section 5.2 have been satisfied on and as of the date of the applicable credit request.

6.	AFFIRMATIVE COVENANTS

The Borrower covenants and agrees that so long as any of the Obligations remains unpaid:

Section 6.1           Financial Statements and Other Information.

The Borrower shall keep proper books of record and account in which full, true and correct entries shall be made in accordance with GAAP throughout the applicable periods, and the Borrower shall furnish to the Bank:

(a)         Quarterly Financial Statements. As soon as available and in any event within forty-five (45) days after the end of each of the first three Fiscal Quarters of each Fiscal Year of the Borrower, unaudited consolidated financial statements of Parent and its consolidated Subsidiaries consisting of a balance sheet as of the end of such Fiscal Quarter, and statements of income, retained earnings and cash flow for such Fiscal Quarter and for the period commencing at the end of its previous Fiscal Year and ending with the end of such Fiscal Quarter, all in reasonable detail and stating in comparative form the respective figures for the corresponding date and period in such previous Fiscal Year, and all prepared in accordance with GAAP consistently applied, and certified by the chief financial officer of Parent that they are complete and correct and that they fairly present the financial condition of Parent and its consolidated Subsidiaries as of the end of such Fiscal Quarter, and the results of operations and cash flow for such Fiscal Quarter and such portion of Parent’s Fiscal Year, all in accordance with GAAP consistently applied (subject to normal year-end adjustments).   The financial statements required to be delivered to the Bank pursuant to this paragraph may be set forth in the Parent’s Quarterly Report on Form 10-Q; provided, that the Borrower notifies the Bank that such Quarterly Report on Form 10-Q has been made available in compliance with paragraph (f) of Section 6.1.

(b)         Annual Financial Statements. As soon as available and in any event within one hundred twenty (120) days after the end of each Fiscal Year of the Borrower, audited consolidated financial statements of Parent and its consolidated Subsidiaries, consisting of a balance sheet as of the end of such Fiscal Year, and statements of income, retained earnings and cash flow statement for such Fiscal Year, all in reasonable detail and stating in comparative form the respective figures for the corresponding date and period in the Borrower’s prior Fiscal Year, and all prepared in accordance with GAAP consistently applied, and all accompanied by a report on such consolidated financial statements acceptable to the Bank certified by an unqualified opinion of an independent public accountant selected by the Borrower and reasonably acceptable to the Bank.  The financial statements required to be delivered to the Bank pursuant to this paragraph may be set forth in the Parent’s Annual Report on Form 10-K; provided, that the Borrower notifies the Bank that such Annual Report on Form 10-K has been made available in compliance with paragraph (f) of Section 6.1.

(c)         Compliance Certificate. As soon as available, but no later than the date for delivery of the financial statements required to be delivered under this Section, a certificate of the Chief Financial Officer of the Borrower on the form attached hereto as Schedule 6.1(c) (the “Compliance Certificate”) certifying that, to the best of the knowledge of such chief financial officer, no Default or Event of Default has occurred and is continuing, or if a Default or Event of Default has occurred and is continuing, a statement as to the nature of such Default or Event of Default and the action which is proposed to be taken with respect to such Default or Event of Default, together with a calculation in reasonable detail, and in form reasonably satisfactory to the Bank, of compliance with the financial covenants set forth in Section 7.18.

(d)         Management Letters.  Promptly following their receipt, copies of all management letters and other written correspondence and reports submitted to the Borrower by its independent accountants in connection with the examination of the financial statements of the Borrower made by such accountants, including each such item which addresses issues and concerns with respect to the Borrower’s systems and operations.

(e)         Budget and Projections.  As soon as available and in any event within ninety (90) days after the end of each Fiscal Year of the Borrower, the Borrower’s annual budget and projection of financial performance on a monthly basis for the upcoming Fiscal Year in form and detail reasonably satisfactory to the Bank and an annual management report pertaining to student enrollment, tuition, pricing, capital campaigns and other data relevant to the operations of the Borrower.

(f)          SEC Filings.  Promptly after filing with the United States Securities and Exchange Commission (the “SEC”), copies of its reports filed with the SEC.  The Borrower may satisfy the requirement to deliver quarterly and annual financial statements to the Bank pursuant to paragraphs (a) and (b) of this Section to the extent such quarterly and annual financial statements are set forth in the Parent’s Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K as filed with the SEC to the extent such Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K are filed with the SEC within the time periods required by this Section; provided, that the Borrower notifies the Bank of the posting of such Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K on the Borrower’s website or the SEC’s website and provides the Bank by electronic mail electronic versions (i.e., soft copies) of such Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K.

(g)        Reports to Other Creditors. Promptly after furnishing, copies of any statement or report furnished to any other Person pursuant to the terms of any indenture, loan, or credit or similar agreement and not otherwise required to be furnished pursuant to any other clause of this Section.

(h)        Educational Agency Correspondence.  Promptly following their receipt, copies of all Educational Approvals, other specialized accrediting agency approvals necessary to conduct its operations and offer its educational programs, and other written correspondence and communications between the Borrower and any Educational Agency which indicates the status of the Borrower’s compliance with each such Educational Agency’s applicable rules, regulations and policies including, but not limited to, composite scores, the Borrower’s submission of composite scores with calculations and the final reporting on such composite scores.

(i)          General Information. Promptly following any request therefor, (A) all documentation and other information that the Bank reasonably requests as necessary in order for it to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act, and (B) such other information regarding the operations, business affairs and financial condition of the Borrower, or compliance with the terms of the Loan Documents, as the Bank may reasonably request.

Section 6.2           Notice of Material Events.

The Borrower shall furnish to the Bank prompt written notice of the following:

(a)          the occurrence of any Default;

(b)        the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Borrower or any Affiliate thereof that, if adversely determined, could in the good faith opinion of the Borrower be expected to result in a Material Adverse Effect;

(c)          the occurrence of any ERISA Event which could in the good faith opinion of the Borrower be expected to be material;

(d)         any lapse, refusal to renew or extend or other termination of any material license, permit, franchise or other authorization issued to the Borrower by any Person or Governmental Authority; and

(e)          any other development that results in, or could be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section 6.2 shall be accompanied by a statement of the Chief Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Section 6.3           Existence; Conduct of Business.

The Borrower shall do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and do or cause to be done all things reasonably necessary to preserve, renew and keep in full force and effect the rights, licenses, permits, privileges, franchises, trademarks, copyrights and patents material to the conduct of its business.

Section 6.4           Payment of Obligations

The Borrower shall pay its obligations, including tax liabilities, before the same shall become delinquent, except where (i) the validity or amount thereof is being contested diligently and in good faith by appropriate proceedings, (ii) the Borrower has set aside on its books adequate reserves with respect thereto in accordance with GAAP and no notice of Lien with respect thereto has been filed or recorded and (iii) the failure to make payment pending such contest could not be expected to result in a Material Adverse Effect.

Section 6.5           Maintenance of Properties.

The Borrower shall keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted.

Section 6.6           Books and Records; Inspection Rights; Collateral Monitoring.

(a)          The Borrower shall keep, in all material respects, proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities.  The Borrower shall permit any representatives duly authorized and designated by the Bank, upon prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times during normal business hours and as often as reasonably requested; provided, however, that an authorized representative of the Borrower shall be entitled to be a party to such discussion with its independent accountants.  The Bank and its agents may enter upon any of the Borrower’s premises (prior to the occurrence of an Event of Default, upon reasonable prior notice to the Borrower) at any time during business hours and at any other reasonable time, and, from time to time, for the purpose of inspecting the Collateral and any and all records pertaining thereto and the operation of the Borrower’s business.

(b)        On prior notice from the Bank, the Borrower shall permit the Bank or any Related Party of the Bank to perform a field examination, Collateral analysis, Collateral audit or other business analysis or audit relating to the Borrower as the Bank may determine in its discretion, and the Borrower shall pay to the Bank, promptly after demand therefor all out-of-pocket costs and expenses reasonably incurred by the Bank in connection with any such examination, analysis, appraisal or audit.

(c)          Absent an Event of Default, the Borrower shall only be required to pay for one inspection per year pursuant to this Section 6.6.

Section 6.7           Compliance with Laws.

The Borrower shall comply, in all material respects, with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its Property.  Without limiting the generality of the foregoing and notwithstanding any limitation contained therein, the Borrower shall maintain all Educational Approvals and specialized accrediting agency approvals necessary to conduct its operations and offer its educational programs, except where the failure to maintain such Educational Approvals or specialized accrediting agency approvals could not reasonably be expected to result in a Material Adverse Effect.

Section 6.8          Use of Proceeds.

The proceeds of the Term Loan shall be used only for the partial refinance of existing Indebtedness of the Borrower owing to the Bank.  The proceeds of the Delayed Draw Term Loan shall be used only to finance Capital Expenditures, investments in programs and facilities in the ordinary course of business, including marketing expenditures, all consistent with the Borrower’s current business and in compliance with the terms hereof; provided, however, it is expressly understood and agreed that the proceeds of the Delayed Draw Term Loan shall not be used to fund acquisitions of any Person or purchase new facilities, except as permitted under Section 7.5(c).  The proceeds of the Revolving Loans shall be used only for providing liquidity for short term working capital and other general corporate purposes of a short term nature and for the issuance of Letters of Credit, up to a sublimit amount for Letters of Credit of $10,000,000, required by the Borrower to support its normal operations in compliance with the terms hereof.  The proceeds of the Line of Credit Loans shall be used only for providing liquidity on a 100% cash secured basis.  No part of the proceeds of any of the Loans shall be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase, acquire or carry any Margin Stock or for any purpose that entails a violation of any of the regulations of the Board, including Regulation T, Regulation U and Regulation X.

Section 6.9           Information Regarding Collateral.

The Borrower shall furnish to the Bank prompt written notice of any change in (i) the legal name of any Borrower, (ii) the jurisdiction of organization of any Borrower, (iii) the location of the chief executive office of any Borrower, its principal place of business, any office in which it maintains books or records relating to Collateral owned or held by it or on its behalf or any office or facility at which Collateral owned or held by it or on its behalf is located (including the establishment of any such new office or facility), (iv) the identity or organizational structure of any Borrower, or (v) the organizational identification number or the Federal Taxpayer Identification Number of any Borrower.  The Borrower shall not effect or permit any change referred to in the preceding sentence unless all filings have been made under the Uniform Commercial Code or otherwise that are required in order for the Bank to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral.  The Borrower shall promptly notify the Bank if any material portion of the Collateral is damaged or destroyed.

Section 6.10         Insurance.

The Borrower shall maintain, with financially sound and reputable insurance companies, (i) adequate insurance for its insurable properties, all to such extent and against such risks, including fire, casualty, business interruption and other risks insured against by extended coverage, as is customary with companies in the same or similar businesses operating in the same or similar locations, and (ii) such other insurance as is required pursuant to the terms of any Security Document.

Section 6.11         Governmental Consents and Approvals.

The Borrower shall promptly obtain and use all efforts to keep in force and shall comply with all such approvals, consents, orders and authorizations by and licenses from, give all such notices to, register, enroll and file all such documents with, and take all such other actions with respect to, any Governmental Authority as may be required at any time or times under all laws, rules, regulations, orders and decrees applicable to and binding upon the Borrower or its properties, the failure of which to obtain, keep in force or comply with could reasonably be expected to have a Material Adverse Effect.

Section 6.12         Environmental Matters.

The Borrower shall take all actions reasonably necessary to comply in all material respects with all Environmental Laws applicable to it or its business, assets or properties, and shall not knowingly permit or suffer any violation of Environmental Laws by any third party lessee in connection with the lease of its assets or properties, which Environmental Laws, if violated, or which violation, as the case may be, could reasonably be expected to have a Material Adverse Effect.

Section 6.13         Employee Benefit Matters.

The Borrower shall (i) keep in full force and effect all Employee Benefit Plans, if any, which are presently in existence or may, from time to time, come into existence under ERISA, and not withdraw from or terminate any Employee Benefit Plans, unless such withdrawal can be effected or such Employee Benefit Plans can be terminated without material liability to the Borrower; (ii) except for any failure that is not material, make contributions to all Employee Benefit Plans in a timely manner and in a sufficient amount to comply with the standards of ERISA, including the minimum funding standards of ERISA; (iii) materially comply with all material requirements of ERISA which relate to such Employee Benefit Plans; (iv) notify the Bank immediately upon receipt by the Borrower of any notice concerning the imposition of any withdrawal liability or of the institution of any proceeding or other action which may result in the termination of any Employee Benefit Plans or the appointment of a trustee to administer such Employee Benefit Plans; (v) promptly after becoming aware thereof, advise the Bank of the occurrence of any material “Reportable Event” or material non-exempt “Prohibited Transaction” (as such terms are defined in ERISA), with respect to any Employee Benefit Plans; (vi) amend any Employee Benefit Plan (excluding any Multiemployer Plan) that is intended to be qualified within the meaning of the Code to the extent necessary to keep such Employee Benefit Plan qualified, and to cause such Employee Benefit Plan to be administered and operated in a manner that does not cause such Employee Benefit Plan to lose its qualified status; and (vii) not adopt any defined benefit plan or any defined contribution plan as defined under ERISA without the consent of the Bank, such consent not to be unreasonably withheld or delayed.

Section 6.14         Subsidiaries.

If any Subsidiary is formed or acquired after the Effective Date, the Borrower shall (i) notify the Bank in writing thereof within five (5) Business Days after the date on which such Subsidiary is formed or acquired, (ii) at the request of the Bank, (A) cause such Subsidiary to (I) execute and deliver a guaranty in form and substance satisfactory to the Bank or join as a co-borrower hereunder and (II) execute and deliver a security agreement in form and substance satisfactory to the Bank, in each case within ten (10) Business Days after the date on which such Subsidiary is formed or acquired, and (B) promptly take such actions to create and perfect Liens on such Subsidiary’s assets to secure the Obligations as the Bank shall reasonably request and (iii) if any Capital Stock issued by any such Subsidiary are owned or held by or on behalf of the Borrower or any Subsidiary or any loans, advances or other debt is owed or owing by any such Subsidiary to the Borrower or any Subsidiary, cause such Capital Stock and promissory notes and other instruments evidencing such loans, advances and other debt to be pledged pursuant to the Security Agreement within ten (10) Business Days after the date on which such Subsidiary is formed or acquired.

Section 6.15         Further Assurances.

The Borrower shall execute any and all further documents, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, and other documents), that may be required under any applicable law, or which the Bank may reasonably request, to effectuate the transactions contemplated by the Loan Documents or to grant, preserve, protect or perfect the Liens created or intended to be created by the Security Documents or the validity or priority of any such Lien, all at the expense of the Borrower.  The Borrower shall provide to the Bank, from time to time upon request, evidence reasonably satisfactory to the Bank as to the perfection and priority of the Liens created or intended to be created by the Security Documents.  Upon request by the Bank, the Borrower will execute any document or instrument that was erroneously not signed as of the Effective Date, and will amend or re-execute any document that was incorrectly drafted or executed by mistake on the part of the Bank  and/or the Borrower, subject to the Borrower’s agreement with the terms of any such amendment.

Section 6.16         Compensating Balances.

During the term of the Loans, the Borrower shall maintain with the Bank in one or more non-interest bearing accounts (such accounts at the determination of the Bank, and upon notice to the Borrower, from time to time) (not including any accounts pledged to the Bank pursuant to any Security Document; it being understood that funds in such pledged accounts shall not be included for purposes of determining the Required Balance) a minimum of $5,000,000, in quarterly average aggregate balances (the “Required Balance”). If in any calendar quarter the Required Balance is not maintained, a fee will be assessed equal to one quarter percent (0.25%) of the Required Balance (i.e., $12,500).

Section 6.17         Operating Account.

During the term of the Loans, the Borrower shall maintain its primary banking relationship and cash management services with the Bank.  The Borrower authorizes the Bank to automatically and without further notice to charge the Borrower’s account specified on Schedule 6.17 for all payments owing under the Loans. If the Borrower shall fail to maintain such accounts or shall discontinue the auto-charge for payments of principal, interest and fees due under any Loan or Letter of Credit, the Bank will increase the interest rate on all advances under the Loans as well as all Letter of Credit fees by one and one-half percent (1.50%).  Notwithstanding the foregoing, the Borrower may maintain accounts at financial institutions in addition to the Bank, provided, however, that (i) the Borrower shall not open any additional depository accounts (other than those described in Schedule 6.17) and (ii) at no time shall the amounts maintained at other depository institutions exceed an aggregate amount of $500,000 for greater than 30 days.  The Bank acknowledges that the Borrower currently maintains de minimus accounts at other financial institutions (as detailed in the Security Agreement) and the Bank hereby authorizes the Borrower to maintain such non-material accounts, provided the amounts on deposits in such accounts shall at no time exceed an aggregate amount of $500,000.

Section 6.18         Reappraisal.

The Borrower agrees to permit the Bank and its appraisers to have access to the Mortgaged Property, in order to obtain a current appraisal of the Mortgaged Property, at the sole cost and expense of the Borrower, once every two (2) years during the term of the Loans (but not prior to March 1, 2021) or at any time upon the occurrence of an Event of Default.

Section 6.19         Post-Closing Obligations.

The Borrower covenants and agrees to provide the Bank with the following, all in form and content reasonably satisfactory to the Bank, within the time periods set forth below, as applicable:

(a)     Intellectual Property.  Simultaneously with the execution and delivery of this Agreement, the Borrower has granted, pledged and assigned to the Bank a first lien on and security interest in and to the Intellectual Property pursuant to Security Documents in form and content reasonably satisfactory to the Bank. Within thirty (30) days after the Effective Date, the Borrower shall forward for recording with the Office of Patents and Trademarks or the United States Copyright Office, as applicable, all documentation reasonably and customarily required for purposes of perfecting said security interest in the Intellectual Property.

7.	NEGATIVE COVENANTS.

The Borrower hereby covenants and agrees that so long as any of the Obligations remains unpaid:

Section 7.1           Limitation on Indebtedness.

(a)          The Borrower shall not create, incur, assume or permit to exist any Indebtedness, except:

(i)            Indebtedness to the Bank or any Affiliate of the Bank;

(ii)          Intentionally omitted;

(iii)         Intentionally omitted;

(iv)          endorsement of items for deposit or collection received in the ordinary course of business;

(v)         Intercompany Indebtedness from time to time owing by a Borrower to a Borrower or Subsidiary or by a Subsidiary to a Borrower or other Subsidiary;

(vi)          Indebtedness incurred in the ordinary course of business under performance, surety, statutory or appeal bonds;

(vii)       Indebtedness owed to any Person providing property, casualty, liability or other insurance to the Borrower, so long as the amount of such Indebtedness is not in excess of the amount of the unpaid cost of, and shall be incurred only to defer the cost of, such insurance for the year in which such Indebtedness is incurred and such Indebtedness is outstanding only during such year;

(viii)      unsecured indebtedness incurred in respect of netting services, overdraft protection and other like services, in each case, incurred in the ordinary course of business;

(ix)          accrual of interest, accretion or amortization of original issue discount, or the payment of interest in kind, in each case on Indebtedness that is otherwise permitted under this Section; and

(x)         any other unsecured Indebtedness not to exceed $1,500,000 at any time outstanding, including any extensions, renewals or replacements of any such Indebtedness that do not increase the aggregate outstanding principal amount thereof.

(b)        The Borrower shall not, except as permitted by Section 7.15, issue any Preferred Stock, or (ii) be or become liable in respect of any obligation (contingent or otherwise) to purchase, redeem, retire, acquire or make any other payment in respect of any shares of Capital Stock of the Borrower or any option, warrant or other right to acquire any such shares of Capital Stock.

Section 7.2           Limitation on Liens.

The Borrower shall not create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable, except as permitted under Section 7.6(c)) or rights in respect of any thereof, except:

(a)         Liens created under the Security Documents or otherwise in favor of the Bank. Schedule 7.2 attached hereto sets forth a list of all presently filed UCC Financing Statements naming the Borrower, as Debtor, and the Bank, as Secured Party; it being expressly understood and agreed that such UCC Financing Statements continue to perfect the security interest in the collateral described therein;

(b)          Intentionally omitted;

(c)          Permitted Encumbrances;

(d)         any Lien existing on any property or asset prior to the acquisition thereof by the Borrower, provided that (i) such Lien shall not apply to any other property or assets of the Borrower and (ii) such Lien shall secure only Indebtedness approved by the Bank and in any event only those obligations that are secured on the date of such acquisition, and any extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof; and

(e)        Liens on fixed or capital assets acquired, constructed or improved by the Borrower, provided that (i) such Liens secure Indebtedness permitted by Section 7.1(a), (ii) such Liens and the Indebtedness secured thereby are incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement, (iii) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving such fixed or capital assets and (iv) such Liens shall not apply to any other property or assets of the Borrower.

Section 7.3           Lease Obligations.

The Borrower shall not create, incur, assume, or permit to exist any obligation as lessee for the rental or hire of any real or personal property, except operating leases and/or Capital Leases consistent with past practices which do not in the aggregate require the Borrower to make payments (including taxes, insurance, maintenance, and similar expenses which the Borrower is required, in the aggregate, to pay under the terms of any lease) in any Fiscal Year in excess of $1,000,000, except pursuant to the terms of leases in effect as of the Effective Date which are detailed on Schedule 7.3.

Section 7.4           Fundamental Changes.

The Borrower shall not:

(a)         except as permitted hereunder, without the consent of the Bank, sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of its assets, or any of the Capital Stock of any of its Subsidiaries, if any (in each case, whether now owned or hereafter acquired); it being expressly understood that, with the exception of the sale or transfer of Capital Stock of Parent, as a public company, no sale or transfer of Capital Stock in any other Borrower is permitted;

(b)          merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, except for any merger between Borrowers, provided that the Parent must be the surviving entity of any such merger to which it is a party;

(c)         liquidate, wind up, or dissolve itself (or suffer any liquidation or dissolution) or any of its Subsidiaries, except for (i) the liquidation or dissolution of non-operating Subsidiaries of the Borrower with nominal assets and nominal liabilities and (ii) the liquidation or dissolution of a Borrower (other than Parent) so long as all of the assets (including any interest in any Capital Stock) of such liquidating or dissolving Borrower are transferred to another Borrower that is not liquidating or dissolving;

(d)         engage to any material extent in any business other than businesses of the type conducted by the Borrower on the Effective Date and businesses or activities that are substantially similar or related thereto; or

(e)         suspend or discontinue operations of any material portion of the business of the Borrower, without the consent of the Bank, except as permitted pursuant to clauses (a) or (b) above or in connection with the transactions permitted pursuant to Section 7.6.

Section 7.5           Investments, Loans, Advances, Guarantees and Acquisitions.

The Borrower shall not purchase, hold or acquire (including pursuant to any merger) any Capital Stock, evidences of Indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions (including pursuant to any merger)) any assets of any other Person constituting a business unit, or purchase, hold or acquire any “derivative” (other than a Swap Agreement permitted by Section 7.8), except:

(a)          Permitted Investments;

(b)       extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit on customary terms in the ordinary course of business; and

(c)         one or more acquisitions of a business or entity operating a business, in either case, consistent with the Borrower’s current business, not to exceed $5,000,000 in any single transaction or in the aggregate of all transactions at any time during the term of the Loans, so long as prior to consummating any such acquisition, (i) no Default or Event of Default shall have occurred and be continuing, (ii) the business or entity operating the business to be acquired is consistent with the Borrower’s current business or otherwise of a type that is permitted under Section 7.4(d), (iii) the unadjusted EBITDA of the business or entity being acquired for the 12 month period prior to the acquisition shall have been positive, (iv) the acquisition is paid for by the Borrower’s cash on hand or from proceeds of the Delayed Draw Term Loan, (v) the acquisition of the business or entity is approved by the requisite affirmative vote of the holders of the Capital Stock of the target entity and is not a hostile takeover, and (vi) the Bank shall have received detailed projections for the 24 month period following the acquisition evidencing pro forma compliance with the financial covenants set forth in Section 7.18, to the Bank’s satisfaction.

Section 7.6           Asset Sales.

The Borrower shall not sell, transfer, lease or otherwise dispose (including pursuant to a merger) of any asset, including any Capital Stock, except:

(a)         sales, transfers and other dispositions of inventory, used or surplus equipment, intellectual property, Permitted Investments, tangible personal property that, in the reasonable business judgment of the Borrower has become obsolete or worn out, in each case in the ordinary course of business;

(b)          sales, transfers and other dispositions of property of the Borrower and its Subsidiaries to one another;

(c)         so long as no Default has occurred and is continuing or would arise as a result thereof, sales of delinquent notes or accounts receivable in the ordinary course of business for purposes of collection only (and not for the purpose of any bulk sale or securitization transaction);

(d)         licenses, sublicenses or subleases granted to others not interfering in any material respect with the business of the Borrower and its Subsidiaries;

(e)          the lease of unutilized portions of Mortgaged Property, not in excess of ten percent (10%) of the total square footage of any Mortgaged Property, so long as such lease is at arm’s length and at market rents;

(f)          the making of Permitted Investments;

(g)          the sale or issuance of Capital Stock of Parent permitted by Section 7.15; and

(h)          the arms-length sale by the Borrower of any school or associated business operations identified on Schedule 7.6(h) so long as prior to consummating any such sale, (i) no Default or Event of Default shall have occurred and be continuing and (ii) the Bank shall have received detailed projections for the 24 month period following the sale evidencing pro forma compliance with the financial covenants set forth in Section 7.18, to the Bank’s satisfaction.

Section 7.7           Sale and Leaseback Transactions.

The Borrower shall not enter into any Sale and Leaseback Transaction.

Section 7.8           Swap Agreements.

The Borrower shall not enter into any Swap Agreement, other than Swap Agreements entered into with the Bank in the ordinary course of business to hedge or mitigate risks to which the Borrower is exposed in the conduct of its business or the management of its liabilities.

Section 7.9           Restricted Payments; Permitted Dividends.

The Borrower shall not make any Restricted Payments.  Notwithstanding the foregoing, so long as no Default or Event of Default shall have occurred and be continuing, the Parent may declare and pay dividends in kind (including in the form of increases in the stated value of the Series A Preferred Stock) and dividends in cash (not to exceed an aggregate of $1,700,000 in cash dividends for the first 24 months following the Effective Date); provided, however, cash dividends may only be paid on the Series A Preferred Stock.

Section 7.10         Transactions with Affiliates.

The Borrower shall not sell, transfer, lease or otherwise dispose (including pursuant to a merger) any property or assets to, or purchase, lease or otherwise acquire (including pursuant to a merger) any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except:

(a)         transactions between the Borrower and any Affiliate of the Borrower so long as such transactions are at prices and on terms and conditions not less favorable, taken as a whole, to the Borrower than could be obtained on an arm’s length basis from unrelated third parties;

(b)         so long as it has been approved by the Borrower’s board of directors (or comparable governing body) in accordance with applicable law, any indemnity provided for the benefit of directors (or comparable managers) of the Borrower;

(c)         so long as it has been approved by the Borrower’s board of directors (or comparable governing body) in accordance with applicable law, the payment of reasonable compensation, severance, or employee benefit arrangements to employees, officers, and outside directors of the Borrower and its Subsidiaries in the ordinary course of business and consistent with industry practice,  including the issuance of Capital Stock of Parent pursuant to the terms of employee equity incentive plans and other compensation arrangements (and cash payments and/or the forfeiture of shares of Capital Stock in connection with the exercise of options and the vesting of Capital Stock awards made pursuant to employee equity incentive plans and other compensation arrangements in order to satisfy related employee income tax obligations); and

(d)          transactions permitted by Section 7.4.

Section 7.11         Restrictive Agreements.

The Borrower shall not directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon the ability of the Borrower to create, incur or permit to exist any Lien upon any of its property or assets, provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law or by this Agreement or any other Loan Document, (ii) the foregoing shall not apply to restrictions and conditions contained in purchase money mortgages or Capital Leases permitted by this Agreement (in which cases, any prohibition or limitation shall only be effective against the assets financed thereby) and (iii) this Section 7.11 shall not apply to customary provisions in leases or other similar agreements restricting the assignment thereof or customary conditions contained in any agreement relating to the sale of any property permitted under Section 7.6 pending the consummation of such sale.

Section 7.12         Amendment of Material Documents.

Except as specifically permitted herein, the Borrower shall not amend or otherwise modify, or waive any material provision of the Organizational Documents of the Borrower in any way which might reasonably be expected to have a Material Adverse Effect.

Section 7.13         ERISA Obligations

The Borrower shall not permit any condition to exist in connection with any Pension Plans which might constitute grounds for the PBGC to institute proceedings to have the Pension Plan terminated or a trustee appointed to administer the Pension Plan.  The Borrower and any ERISA Affiliate shall not engage in or permit to exist or occur, any other condition, event, or transaction with respect to any Pension Plan which could result in the Borrower incurring any material liability, fine, or penalty.

Section 7.14         Subsidiaries

The Borrower shall not create or acquire any Subsidiary after the Effective Date unless the Borrower has complied with Section 6.14.

Section 7.15         Issuance of Capital Stock/Preferred Stock

(a)        Except for the issuance or sale of common stock or Permitted Preferred Stock by the Parent, the Borrower shall not: (i) authorize, issue, or agree to issue any additional Capital Stock; (ii) make any material change in its capital structure, or (iii) amend the Preferred Stock Transaction Documents in such a way that would cause or permit the Borrower to take any action or not take any action that would result in a Default or Event of Default.

(b)         The Preferred Stock Transaction shall be on terms satisfactory to the Bank and the Preferred Stock Transaction Documents shall not permit the issuance of any additional Series A Preferred Stock after the Preferred Stock Transaction has closed.

(c)          Until all of the Obligations are indefeasibly paid in full (other than contingent indemnification obligations as to which no claim has been made) and notwithstanding anything contained in the Preferred Stock Transaction Documents to the contrary, the Parent shall not repurchase or redeem any of the Series A Preferred Stock.

Section 7.16         Prepayments of Indebtedness.

The Borrower shall not prepay or obligate itself to prepay any Indebtedness, other than Indebtedness under this Agreement.

Section 7.17          Fiscal Year.

The Borrower shall not change its fiscal year from a fiscal year ending on December 31.

Section 7.18         Financial Covenants.

The Borrower will not at any time or during any fiscal period (as applicable) fail to be in compliance with any of the following financial covenants:

(a)          Maximum Funded Debt to Adjusted EBITDA Ratio.

(i)           The Borrower shall maintain a maximum Funded Debt to Adjusted EBITDA ratio of not greater than 2.50 to 1.00 for the Fiscal Quarter ending September 30, 2019 and for each Fiscal Quarter thereafter to and including the Fiscal Quarter ending December 31, 2021.  Thereafter, throughout the remaining term of the Loans, the Borrower shall maintain a maximum Funded Debt to Adjusted EBITDA ratio of not greater than 2.00 to 1.00.

(ii)          Compliance with this covenant shall be tested quarterly on a trailing twelve (12) month basis commencing with the Fiscal Quarter ending September 30, 2019, and for each Fiscal Quarter thereafter.

(b)         Capital Expenditures.  The Borrower will not make unfunded Capital Expenditures during any Fiscal Year, tested annually at each Fiscal Year end, in excess of (i) $6,000,000 for the Fiscal Year ending 2019, (ii) $7,600,000 for the Fiscal Year ending 2020 and (iii) $7,500,000 for each Fiscal Year thereafter, without the prior written approval of the Bank.

(c)          Minimum Consolidated Tangible Net Worth.

(i)           The Borrower shall not permit the Consolidated Tangible Net Worth for any Fiscal Quarter at any time during the term of the Loans to be less than the Required Level, which shall be calculated as of each Fiscal Quarter end commencing with the Fiscal Quarter ending September 30, 2019.  As used herein, the term “Required Level” shall mean an amount equal to the sum of (i) an amount equal to 80% of the Consolidated Tangible Net Worth calculated in accordance with GAAP and determined as of June 30, 2019, plus (ii) an amount equal to 50% of the Consolidated Net Income earned in each Fiscal Quarter ending after June 30, 2019 (with no deduction for a Net Loss in any such Fiscal Quarter ending after June 30, 2019 and as determined in accordance with GAAP as reported in each unaudited quarterly consolidated financial statement of the Borrower and in each audited annual consolidated financial statement of the Borrower), plus (iii) an amount equal to 85% of any aggregate increases in stockholders’ equity as reflected on the consolidated balance sheets of the Borrower and Subsidiaries after June 30, 2019 by reason of the issuance and sale of Capital Stock of the Borrower or any Subsidiary, inclusive of any increase in such stockholders’ equity associated with stock based compensation net of shares elected to be sold to satisfy tax obligations arising from the vesting of stock based compensation, minus (iv) all dividends reflected on the consolidated statement of changes in stockholders’ equity of the Borrower and Subsidiaries determined in accordance with GAAP.  Notwithstanding the foregoing, the sum of the Required Level calculated for the Fiscal Quarter ending June 30, 2020 and the Fiscal Quarter ending June 30, 2021 shall each be reduced by $500,000 for purposes of determining compliance with this covenant; it being expressly understood and agreed that the $500,000 reduction shall only apply to the calculation of the Required Level for the Fiscal Quarters ending June 30, 2020 and June 30, 2021.

(ii)           Compliance with this covenant shall be tested quarterly.

(d)        Minimum Fixed Charge Coverage Ratio.  The Borrower shall have as of the end of each Fiscal Quarter a ratio of (1) trailing 12 months Adjusted EBITDA, to (2) Fixed Charge, as set forth in the chart below:

For the Fiscal Quarter Ending	A Minimum Fixed Charge Coverage Ratio of not less than
September 30, 2019	1.25 to 1
December 31, 2019	1.25 to 1
March 31, 2020	1.10 to 1
June 30, 2020	1.00 to 1
September 30, 2020	1.00 to 1
December 31, 2020	1.20 to 1
March 31, 2021 and thereafter	1.35 to 1

As used herein, the term “Fixed Charge” means, for any period, the sum of (a) all principal payments required to be made by the Borrower under the Term Loan for the next succeeding 12 months based on a straight line amortization basis (i.e., equal principal payments) over a 120 month period plus accrued interest thereon for such period, plus (b) the greater of (i) hypothetically during the Delayed Draw Availability Period, 50% of all future principal and interest payments that would be due by the Borrower for the next succeeding 12 months based on the full amount of the Delayed Draw Term Loan amortized on a straight line basis (i.e., equal principal payments) over a 120 month period using a hypothetical interest rate of 5.9% per annum, thereafter using the interest rate provided in Section 3.1.A(b) or (ii) all actual annualized principal and interest payments paid by Borrower under the Delayed Draw Term Loan for the test period based on a straight line amortization basis (i.e., equal principal payments) over a 120 month period, plus trailing 12 months (c) cash dividends declared, plus (d) Capital Expenditures, plus (e) all Income Taxes paid by the Borrower, all determined in accordance with GAAP.

Section 7.19         Cross-Default; Cross-Collateralization.

It is expressly understood and agreed that the Obligations are cross-defaulted and cross-collateralized with the Swap Obligations.  Accordingly:

(a)         all Collateral pledged as security for the Obligations shall also be deemed to secure all Swap Obligations on a parity lien basis.  Conversely, all collateral pledged as security for the Swap Obligations shall also be deemed to secure the Obligations on a parity lien basis;

(b)         the occurrence of an Event of Default under any Loan Document shall automatically and immediately constitute an Event of Default under all Swap Obligations (without the giving of any further notice or the expiration of any cure period).  Conversely, the occurrence of an event of default under any of the Swap Obligations after the expiration of any applicable notice, grace or cure period shall automatically and immediately constitute an Event of Default under the Loan Documents.

8.	DEFAULT.

Section 8.1           Events of Default.

Each of the following shall constitute an “Event of Default” hereunder:

(a)          the Borrower shall fail to pay any principal when and as the same shall become due and payable; or

(b)        the Borrower shall fail to pay any interest on any Obligation or any fee, or any other amount payable under any Loan Document, when and as the same shall become due and payable; or

(c)         any statement, representation or warranty made or deemed made by or on behalf of any Borrower in or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect or misleading (whether because of misstatement or omission) in any material respect when made or deemed made; or

(d)         the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 6.1, Section 6.3, Section 6.8, Section 6.9, Section 6.10, Section 6.14, 6.19 or in Article 7; or

(e)        the Borrower shall fail to observe or perform any covenant, condition or agreement contained in this Agreement or any other Loan Document to which it is a party (other than those specified in clauses (a), (b) or (d) of this Section 8.1), and such failure is not cured within any specified time period herein or therein, and if no such time period is so specified, such failure shall continue unremedied for a period of thirty (30) days after notice thereof shall have been given by the Bank to the Borrower; or

(f)         a Borrower shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness after giving effect to any applicable cure period , when and as the same shall become due and payable, and such failure results in a right by the obligee of the Material Indebtedness to accelerate the maturity of such Borrower’s obligations thereunder; or

(g)         any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; or

(h)       an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or its debts, or of a substantial part of its assets, under any federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered; or

(i)          the Borrower shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Section 8.1, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing; or

(j)          the Borrower shall become unable, admit in writing its inability or fail generally, to pay its debts as they become due; or

(k)        if any Borrower is comprised of a trust, if the trust is revoked or otherwise terminated or all or a substantial part of the Borrower’s  assets are distributed or otherwise disposed of; or

(l)          one or more arbitration awards, judgments, or decrees or order for the payment of money in an aggregate amount in excess of $1,000,000 (except to the extent fully covered by insurance pursuant to which the insurer has not denied coverage) shall be rendered against the Borrower and the same shall remain undischarged, unvacated, unbonded or unstayed for a period of forty-five (45) consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower to enforce any such judgment; or

(m)       any license, franchise, permit, right, approval or agreement of the Borrower is not renewed, or is suspended, revoked or terminated and the non‑renewal, suspension, revocation or termination thereof would have a Material Adverse Effect; or

(n)         the Borrower shall withdraw from or terminate any Pension Plan in violation of the covenant set forth in Section 6.13 (i); or any other ERISA Event occurs which the Bank determines could reasonably be expected to result in a Material Adverse Effect; or

(o)         an Event of Default as defined in any of the other Loan Documents shall occur; or

(p)         any Loan Document shall cease, for any reason, to be in full force and effect, or any Borrower shall so assert in writing or shall disavow any of its obligations thereunder; or

(q)         any Lien purported to be created under any Security Document shall cease to be, or shall be asserted by any Borrower not to be, a valid and perfected Lien on any Collateral, with the priority required by the applicable Security Document; or

(r)        the occurrence of such a change in the condition, affairs (financial or otherwise) or operations of any Borrower, or the occurrence of any other event or circumstance, such that the Bank, in its good faith and reasonable discretion, deems that it is insecure or that the prospects for timely or full payment or performance of any Obligation to the Bank has been impaired in any material respect; or

(s)         the Borrower shall fail to maintain all Educational Approvals and specialized accrediting agency approvals necessary to conduct its operations and offer its educational programs, or in order to maintain such approvals, the Borrower has to post a letter of credit, or fails to comply with any Educational Agency requirements, any of which occurrence either results in, or could reasonably be expected to have a, Material Adverse Effect, and such failure remains uncured or such letter of credit remains outstanding for a period of thirty (30) days thereafter;

(t)           a “default”, “Event of Default” or “Termination Event” under any Swap Agreement shall occur; or

(u)        any payment is made by the Borrower to the Holders under the Preferred Stock Transaction Documents prior to the indefeasible repayment in full of all Obligations and the cancellation of all Letters of Credit, except as contemplated by Section 7.9.

Section 8.2           Contract Remedies.

(a)         Upon the occurrence of an Event of Default or at any time thereafter during the continuance thereof, (i) in the case of an Event of Default specified in clauses (h) or (i) of Section 8.1, without declaration or notice to the Borrower, the Loans shall immediately and automatically terminate, and the Loans, any draws on the Letters of Credit, all accrued and unpaid interest thereon and all other amounts owing under the Loan Documents shall immediately become due and payable, and (ii) in all other cases, the Bank may, by notice to the Borrower, declare the Loans and the Letters of Credit to be terminated forthwith, whereupon such Loans and any outstanding Letters of Credit shall immediately terminate, or declare the Loans, any outstanding Letters of Credit, all accrued and unpaid interest thereon and all other amounts owing under the Loan Documents to be due and payable forthwith, whereupon the same shall immediately become due and payable forthwith.

(b)        In the event that the Loans, any draws on the Letters of Credit, all accrued and unpaid interest thereon and all other amounts owing under the Loan Documents shall have been declared due and payable pursuant to the provisions of Section 8.2(a), the Bank (i) may enforce its rights as the holder of the Notes by suit in equity, action at law and/or other appropriate proceedings, whether for payment or the specific performance of any covenant or agreement contained in the Loan Documents and (ii) may exercise any and all rights and remedies provided to the Bank by the Loan Documents and applicable law.  Except as otherwise expressly provided in the Loan Documents, the Borrower expressly waives presentment, demand, protest and all other notices of any kind in connection with the Loan Documents.  The Borrower hereby further expressly waives and covenants not to assert any appraisement, valuation, stay, extension, redemption or similar laws, now or at any time hereafter in force which might delay, prevent or otherwise impede the performance or enforcement of any Loan Document.

(c)         In the event that the Loans, all accrued and unpaid interest thereon and all other amounts owing under the Loan Documents shall have been declared due and payable pursuant to the provisions of this Section, any funds received by the Bank from or on behalf of the Borrower shall be applied by the Bank in liquidation of the Loans and the other obligations of the Borrower under the Loan Documents in such order and manner as the Bank determines in its sole discretion, any statute, custom or usage to the contrary notwithstanding.

Section 8.3           Nonexclusive Remedies.

All of the Bank’s rights and remedies not only under the provisions of this Agreement but also under any other agreement or transaction shall be cumulative and not alternative or exclusive, and may be exercised by the Bank at such time or times and in such order of preference as the Bank in its sole discretion may determine.

9.	OTHER PROVISIONS.

Section 9.1          Modifications; Consents and Waivers; Entire Agreement.

No modification or waiver of or with respect to any provision of this Agreement, the Notes, and all other agreements, instruments and documents delivered pursuant hereto or thereto, nor consent to any departure by the Borrower from any of the terms or conditions thereof, shall in any event be effective unless it shall be in writing and signed by the Bank and the Borrower, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  No notice to or demand on the Borrower (not otherwise required by the terms hereof) shall, of itself entitle the Borrower to any other or further notice or demand in similar or other circumstances.  This Agreement embodies the entire agreement and understanding between the Bank and the Borrower and supersedes all prior agreements and understandings relating to the subject matter hereof.

Section 9.2           Notices.

Except in the case of notices and other communications expressly permitted to be given by telephonic or electronic communications, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, or mailed by certified or registered mail, as follows:

The Borrower:

Lincoln Educational Services Corporation
200 Executive Drive
West Orange, New Jersey 07052
Attention: Brian K. Meyers, CFO

with a copy to:

McCarter & English LLP
100 Mulberry Street
Four Gateway Center
Newark, New Jersey 07102-4096
Attention: Michele Vaillant, Esq.

The Bank:

Sterling National Bank
61 South Paramus Road
Paramus, New Jersey 07652
Attention: Commercial Loan Department

with a copy to:

Windels Marx Lane & Mittendorf, LLP
120 Albany Street
New Brunswick, New Jersey 08901
Attention: Kevin T. McNamara, Esq.

Any notice, request, demand or other communication hereunder shall be deemed to have been given on:  (x) the day on which it is delivered by receipted hand or such commercial messenger service or nationally recognized overnight courier service to such party at its address specified above, or (y) on the third Business Day after the day deposited in the mail, postage prepaid, if sent by mail.  Any party hereto may change the Person or address to whom or which notices are to be given hereunder, by notice duly given hereunder; provided that any such notice shall be deemed to have been given hereunder only when actually received by the party to which it is addressed.

Section 9.3          No Waiver; Cumulative Remedies.

No failure to exercise and no delay in exercising, on the part of the Bank, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right.

Section 9.4	Survival of Representations and Warranties and Certain Obligations.

All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Bank and shall survive the execution and delivery of any Loan Document and the making of any Loan, regardless of any investigation made by the Bank or on its behalf and notwithstanding that the Bank may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under the Loan Documents is outstanding and unpaid and so long as the Revolving Loan or the Line of Credit Loan has not expired or terminated. The provisions of Sections 3.4, 3.5, 3.6 and 9.5 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans and the termination of the Revolving Loan, the Line of Credit Loan or the termination of this Agreement or any provision hereof.

Section 9.5           Costs; Expenses and Taxes; Indemnification.

(a)         The Borrower shall pay (i) all out‑of‑pocket expenses incurred by the Bank and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Bank, in connection with preparation and administration of this Agreement or any amendments, modifications or waivers of the provisions of any Loan Document (whether or not the transactions contemplated thereby shall be consummated) and (ii) all expenses incurred by the Bank, including the reasonable fees, charges and disbursements of any counsel (including any in-house counsel, whether or not on an out-of-pocket basis) for the Bank, in connection with the enforcement or protection of its rights in connection with the Loan Documents, including its rights under this Section 9.5, or in connection with the Loans made hereunder, including all such out‑of‑pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or during any proceeding under any federal, state or foreign bankruptcy, insolvency, reorganization, receivership or similar law now or hereafter in effect.

(b)         The Borrower shall indemnify the Bank and its Related Parties (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the reasonable fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of any Loan Document or any agreement or instrument contemplated thereby, the performance by the parties to the Loan Documents of their respective obligations thereunder or the consummation of the Transactions, (ii) any Loans or the use of the proceeds, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower, or any Environmental Liability related in any way to the Borrower or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.

(c)       To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, any Loan Document or any agreement, instrument or other document contemplated thereby, the Transactions or any Loan or the use of the proceeds thereof.

(d)         All amounts due under this Section 9.5 shall be payable promptly but in no event later than thirty days after written demand therefor.

Section 9.6           Successors and Assigns; Participation; Pledge.

(a)         This Agreement shall be binding upon and inure to the benefit of the Borrower, the Bank, all future holders of the Notes and their respective successors and assigns, except that the Borrower may not assign or transfer any of its rights under this Agreement without prior written consent of the Bank.

(b)        The Bank shall have the right at any time or from time to time to assign all or any portion of its rights and obligations hereunder to one or more banks or other financial institutions (each, an “Assignee”).  The Borrower agrees that, upon written request of the Bank, it shall execute or cause to be executed, such documents, including, without limitation, amendments to this Agreement and to any other documents, instruments and agreements executed in connection herewith as the Bank shall deem necessary to effect the foregoing.  In addition, at the request of the Bank and any such Assignee, the Borrower shall issue one or more new promissory notes, as applicable, to any such Assignee and, if the Bank has retained any of its rights and obligations hereunder following such assignment, to the Bank, which new promissory notes shall be issued in replacement of, but not in discharge of, the liability evidenced by the promissory note held by the Bank prior to such assignment and shall reflect the amount of the respective facilities and loans held by such Assignee and the Bank after giving effect to such assignment.  Upon the execution and delivery of appropriate assignment documentation, amendments and any other documentation required by the Bank in connection with such assignment, and the payment by the Assignee of the purchase price agreed to by the Bank, and such Assignee, such Assignee shall be a party to this Agreement and shall have all of the rights and obligations of the Bank hereunder (and under any and all other guaranties, documents, instruments and agreements executed in connection therewith) to the extent that such rights and obligations have been assigned by the Bank pursuant to the assignment documentation between the Bank and such Assignee, and the Bank shall be released from its obligations hereunder and thereunder to a corresponding extent.  The Bank may furnish any information concerning the Borrower in its possession from time to time to prospective Assignees, provided that the Bank shall require any such prospective Assignees to agree in writing to maintain the confidentiality of such information pursuant to a confidentiality agreement reasonably acceptable to the Borrower.

(c)         The Bank shall have the unrestricted right at any time and from time to time, and without the consent of, or notice to, the Borrower, to grant to one or more banks or other financial institutions (each, a “Participant”) participating interests in the Bank’s obligation to lend hereunder and/or any or all of the Loans held by the Bank hereunder.  In the event of any such grant by the Bank of a participating interest to a Participant, whether or not upon notice to the Borrower, the Bank shall remain responsible for the performance of its obligations hereunder and the Borrower shall continue to deal solely and directly with the Bank in connection with the Bank’s rights and obligations hereunder.  The Bank may furnish any information concerning the Borrower in its possession from time to time to prospective Participants, provided that the Bank shall require any such prospective Participant to agree in writing to maintain the confidentiality of such information pursuant to a confidentiality agreement reasonably acceptable to the Borrower.

(d)         The Bank may at any time pledge all or any portion of its rights under the  Loan Documents including any portion of the Notes to any Federal Reserve Banks organized under section 4 of the Federal Reserve Act, 12 U.S.C. Section 341.  No such pledge or enforcement thereof shall release the Bank from its obligations under any of the Loan Documents.

Section 9.7           Counterparts; Integration.

This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which, when taken together, shall constitute but one contract.  This Agreement and any separate letter agreements with respect to fees payable to the Borrower constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Delivery of an executed counterpart of this Agreement by facsimile transmission or other electronic means shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 9.8           Set-off.

If an Event of Default shall have occurred and be continuing, the Bank is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to setoff and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by it to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement held by it, irrespective of whether or not it shall have made any demand under this Agreement and although such obligations may be unmatured.  The rights of the Bank under this Section 9.8 are in addition to other rights and remedies (including other rights of setoff) that it may have.

Section 9.9           Construction.

Each party to a Loan Document represents that it has been represented by counsel in connection with the Loan Documents and the transactions contemplated thereby and agrees that the principle that agreements are to be construed against the party drafting the same shall be inapplicable.

Section 9.10         Governing Law; Jurisdiction; Consent to Service of Process.

(a)        This Agreement and the Notes shall be governed by, and construed in accordance with, the laws of the State of New Jersey, without giving effect to the conflicts of laws principles thereof.

(b)       Each party to this Agreement hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the courts of the State of New Jersey sitting in Bergen County and the United States District Court for the District of New Jersey, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents, or for recognition or enforcement of any judgment, and each party hereby irrevocably and unconditionally agrees that, to the extent permitted by applicable law, all claims in respect of any such action or proceeding may be heard and determined in such New Jersey State or, to the extent permitted by applicable law, in such Federal court.  Each party to this Agreement agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement shall affect any right that any party hereto may otherwise have to bring any action or proceeding relating to this Agreement or the other Loan Documents in the courts of any jurisdiction.

(c)       Each party to this Agreement hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any court referred to in Section 9.10(b).  Each party to this Agreement hereby irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)        Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.2.  Nothing in this Agreement will affect the right of any party to serve process in any other manner permitted by law.

Section 9.11         Headings Descriptive.

Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 9.12         Severability.

In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction).  The parties shall endeavor in good‑faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 9.13         WAIVER OF TRIAL BY JURY.

EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT.  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 9.14         Interest Rate Limitation.

Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts that are treated as interest on such Loan under applicable law (collectively the “charges”), shall exceed the maximum lawful rate (the “maximum rate”) that may be contracted for, charged, taken, received or reserved by the Bank in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all of the charges payable in respect thereof, shall be limited to the maximum rate and, to the extent lawful, the interest and the charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section 9.14 shall be cumulated, and the interest and the charges payable to the Bank in respect of other Loans or periods shall be increased (but not above the maximum rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by the Bank.

Section 9.15         Marshaling; Payments Set Aside.

The Bank shall not be under any obligation to marshal any assets in favor of the Borrower or any other Person or against or in payment of any or all of the Obligations.  To the extent that the Borrower makes a payment or payments to the Bank, or the Bank enforces its Liens or exercises its rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Bank in its discretion) to be repaid to a trustee, receiver or any other party in connection with any proceeding under any federal, state or foreign bankruptcy, insolvency, reorganization, receivership or similar law now or hereafter in effect, or otherwise, then, to the extent of such recovery, the Obligations or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

Section 9.16         No Third Parties Benefited.

This Agreement is made and entered into for the sole protection and legal benefit of the Borrower and the Bank, and their permitted successors and assigns, and no other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Loan Documents.  The Bank shall not have any obligation to any Person not a party to this Agreement or other Loan Documents.

Section 9.17         OFAC; Bank Secrecy Act; USA Patriot Act.

(a)         The Borrower shall (i) ensure that no person who owns a controlling interest in or otherwise controls the Borrower is or shall be listed on the Specially Designated Nationals and Blocked Person List or other similar lists maintained by OFAC, the Department of the Treasury or included in any Executive Orders of the President of the United States of America (“Executive Orders”), that prohibits or limits the Bank from making any advance or extension of credit to the Borrower or from otherwise conducting business with the Borrower, and (ii) ensure that the proceeds of the Loans shall not be used to violate any of the foreign asset control regulations of OFAC or any enabling statute or Executive Order relating thereto.  Further, the Borrower shall comply, and cause its Subsidiaries to comply, with all applicable Bank Secrecy Act laws and regulations, as amended.

(b)         The Bank hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow the Bank to identify the Borrower in accordance with the USA Patriot Act.

Section 9.18         Co-Borrower Provisions.

(a)         The Obligations are the joint and several obligation of each Borrower. To the fullest extent permitted by applicable law, the obligations of each Borrower hereunder shall not be affected by (i) the failure of the Bank to assert any claim or demand or to enforce or exercise any right or remedy against any other Borrower under the provisions of this Agreement, any other Loan Document or under applicable law, (ii) any rescission, waiver, amendment or modification of, or any release of any Borrower from, any of the terms or provisions of, this Agreement or any other Loan Document, or (iii) the failure to perfect any security interest in, or the release of, any of the Collateral or other security held by or on behalf of the Bank.

(b)         The obligations of each Borrower to pay the Obligations in full hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason (other than the payment in full in cash of the Obligations after the termination of any obligation of the Bank to any Borrower under any Loan Document), including any claim of waiver, release, surrender, alteration or compromise of any of the Obligations, and shall not be subject to any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of any of the Obligations or otherwise. Without limiting the generality of the foregoing, the obligations of each Borrower hereunder shall not be discharged or impaired or otherwise affected by the failure of the Bank to assert any claim or demand or to enforce any remedy under this Agreement, any other Loan Document or any other agreement, by any waiver or modification of any provision of any thereof, any default, failure or delay, willful or otherwise, in the performance of any of the Obligations, or by any other act or omission that may or might in any manner or to any extent vary the risk of any Borrower or that would otherwise operate as a discharge of any Borrower as a matter of law or equity (other than the payment in full in cash of all the Obligations after termination of any obligation of the Bank to any Borrower under any Loan Document).

(c)         To the fullest extent permitted by applicable law, other than mandatory counterclaims, each Borrower waives any defense based on or arising out of any defense of any other Borrower or the unenforceability of the Obligations or any part thereof from any cause, or the cessation from any cause of the liability of any other Borrower, other than the payment in full in cash of all the Obligations after the termination of any obligation of the Bank to any Borrower under any Loan Document. The Bank may, at its election, foreclose on any security held by it by one or more judicial or nonjudicial sales, accept an assignment of any such security in lieu of foreclosure, compromise or adjust any part of the Obligations, make any other accommodation with any Borrower, or exercise any other right or remedy available to it against any Borrower, without affecting or impairing in any way the liability of any Borrower hereunder except to the extent that all the Obligations have been indefeasibly paid in full in cash and performed in full after the termination of any obligation of the Bank to any Borrower under any Loan Document.  Pursuant to applicable law, each Borrower waives any defense arising out of any such election even though such election operates, pursuant to applicable law, to impair or to extinguish any right of reimbursement or subrogation or other right or remedy of such Borrower against any other Borrower, as the case may be, or any security.

(d)         Except as otherwise specifically provided herein, each Borrower is obligated to repay the Obligations as joint and several obligors under this Agreement.  Upon payment by any Borrower of any Obligations, all rights of such Borrower against any other Borrower arising as a result thereof by way of right of subrogation, contribution, reimbursement, indemnity or otherwise shall in all respects be subordinate and junior in right of payment to the prior payment in full in cash of all the Obligations and the termination of any obligations of the Bank to any Borrower under any Loan Document.  If any amount shall erroneously be paid to any Borrower on account of (i) such subrogation, contribution, reimbursement, indemnity or similar right or (ii) any such indebtedness of any Borrower, such amount shall be held in trust for the benefit of the Bank and shall forthwith be paid to the Bank to be credited against the payment of the Obligations, whether matured or unmatured, in accordance with the terms of this Agreement and the other Loan Documents.

(e)         Each Borrower hereby agrees to keep each other Borrower fully apprised at all times as to the status of its business, affairs, finances, and financial condition, and its ability to perform its Obligations under the Loan Documents, and in particular as to any adverse developments with respect thereto.  Each Borrower hereby agrees to undertake to keep itself apprised at all times as to the status of the business, affairs, finances, and financial condition of each other Borrower, and of the ability of each other Borrower to perform its Obligations under the Loan Documents, and in particular as to any adverse developments with respect to any thereof.  Each Borrower hereby agrees, in light of the foregoing mutual covenants to inform each other, and to keep themselves and each other informed as to such matters, that the Bank shall have no duty to inform any Borrower of any information pertaining to the business, affairs, finances, or financial condition of any other Borrower, or pertaining to the ability of any other Borrower to perform its Obligations under the Loan Documents, even if such information is adverse, and even if such information might influence the decision of one or more of the Borrower to continue to be jointly and severally liable for, or to provide Collateral for, the Obligations of one or more of each other Borrower. To the fullest extent permitted by applicable law, each Borrower hereby expressly waives any duty by the Bank to inform any Borrower of any such information.

Section 9.19         Contribution of the Borrower.

(a)          Contribution.

(i)          To the extent that any Borrower shall make a payment under the Loans (a “Payment”) which, taking into account all other Payments then previously or concurrently made by any other Borrower, exceeds the amount which otherwise would have been paid by or attributable to such Borrower if each Borrower had paid the aggregate Obligations satisfied by such Payment in the same proportion as such Borrower’s “Allocable Amount” (as defined below) (as determined immediately prior to such Payment) bore to the aggregate Allocable Amounts of each of the Borrowers as determined immediately prior to the making of such Payment, then, following indefeasible payment in full of the Payment and the Obligations, and the termination of the Loans, such Borrower shall be entitled to receive contribution and indemnification payments from, and be reimbursed by, each other Borrower for the amount of such excess, pro rata based upon their respective Allocable Amounts in effect immediately prior to such Payment.

(ii)        As of any date of determination, the “Allocable Amount” of each Borrower shall be equal to the maximum amount of liability which could be asserted against such Borrower hereunder with respect to the applicable Payment without (i) rendering such Borrower “insolvent” within the meaning of Section 101(32) of the Federal Bankruptcy Code (the “Bankruptcy Code”) or Section 2 of either the Uniform Fraudulent Transfer Act (the “UFTA”) or the Uniform Fraudulent Conveyance Act (the “UFCA”) or the fraudulent conveyance and transfer laws of the State of New Jersey or such other jurisdiction whose laws shall be determined to apply to the transactions contemplated by this Agreement (the “Applicable State Fraudulent Conveyance Laws”), (ii) leaving such Borrower with unreasonably small capital, within the meaning of Section 548 of the Bankruptcy Code or Section 4 of the UFTA or Section 5 of the UFCA or the Applicable State Fraudulent Conveyance Laws, or (iii) leaving such Borrower unable to pay its debts as they become due within the meaning of Section 548 of the Bankruptcy Code or Section 4 of the UFTA or Section 6 of the UFCA or the Applicable State Fraudulent Conveyance Laws.

(b)         No Impairment.  This Section 9.19 is intended only to define the relative rights of each Borrower with respect to each other, and nothing set forth in this Section 9.19 is intended to or shall impair the obligations of any Borrower, jointly and severally, to pay any amounts as and when the same shall become due and payable in accordance with the terms of this Agreement or the other Loan Documents.

(c)         Rights Constitute Assets.  Each Borrower acknowledges that the rights of contribution and indemnification under this Section 9.19 shall constitute assets of the Borrower to which such contribution and indemnification is owing.

(d)         Subordination.  Notwithstanding any provision of this Section 9.19 to the contrary, all rights of any Borrowers under this Agreement and all other rights of indemnity, contribution or subrogation under applicable law or otherwise shall be fully subordinated to the indefeasible payment in full of the Obligations.  No failure on the part of any Borrower to make the payments required by this Agreement (or any other payments required under applicable law or otherwise) shall in any respect limit the obligations and liabilities of any Borrower with respect to its obligations under this Agreement, and each Borrower shall remain liable for the full amount of the obligations of such Borrower under this Agreement.

Section 9.20         Authorization to Act.

Notwithstanding that each Borrower is jointly and severally liable hereunder and under the Notes and the other Loan Documents, the Parent is hereby authorized by each Borrower to act as agent for each Borrower to receive the Loan proceeds without further instruction to the Bank, at which time the Parent shall promptly disburse such Loan proceeds to the appropriate Borrower as necessary, and the Bank may rely on any directions given to it by the Parent as such agent. Each Borrower agrees that any action taken by the Parent or the Borrower in accordance with the terms of this Agreement or the other Loan Documents, and the exercise by the Parent of its powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all Borrowers.

Section 9.21         Confidentiality.

The Bank agrees to maintain the confidentiality of the non-public Information designated as confidential and obtained by the Bank pursuant to the requirements of this Agreement in accordance with the Bank’s customary procedures for handling confidential information of this nature and not use the non-public Information for any purpose other than in connection with this Agreement or any other Loan Documents; provided, however, that the Bank may disclose Information (a) on a confidential and need-to-know basis to its Affiliates who need to know such Information in connection with the transactions contemplated hereby (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) as required or requested by any Governmental Authority or representative thereof, (c) to the extent required by applicable law or by any subpoena or similar legal process (in which case the Bank, to the extent permitted by law and to the extent reasonably practical under the circumstances, shall inform the Borrower), (d) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (e) subject to an agreement containing provisions substantially the same as those of this Section, to any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations under this Agreement, (f) with the prior written consent of the Borrower or (g) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Bank or any of its Affiliates on a nonconfidential basis from a source other than the Borrower.

For purposes of this Section, "Information" means all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to the Bank on a nonconfidential basis prior to disclosure by the Borrower.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.  The Bank acknowledges that (a) the Information may include material non-public information concerning the Borrower, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable law, including United States Federal and state securities laws.

Section 9.22         Keepwell.

The Borrower, if it is a Qualified ECP Loan Party, hereby absolutely, unconditionally, and irrevocably (a) guarantees the prompt payment and performance of all liabilities under Swap Agreement(s) owing by each Non-Qualifying Party (it being understood and agreed that this guarantee is a guaranty of payment and not of collection), and (b) undertakes to provide such funds or other support as may be needed from time to time by any Non-Qualifying Party to honor all of such Non Qualifying Party's obligations under this Agreement or any other Loan Document or Swap Agreement (provided, however, that if the Borrower is a Qualified ECP Loan Party, it shall only be liable under this Section 9.22 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 9.22, or otherwise under this Agreement or any other Loan Document, voidable under applicable law, including applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount).  The obligations of the Borrower under this Section 9.22 shall remain in full force and effect until indefeasible payment in full of the Loans.  The Borrower intends that this Section 9.22 constitute, and this Section 9.22 shall be deemed to constitute, a guarantee of the obligations of, and a "keepwell, support, or other agreement" for all purposes of Section 1(a)(18)(A)(v)(II) of the CEA.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

LINCOLN EDUCATIONAL SERVICES
CORPORATION

/s/ Scott M. Shaw

By:
Scott M. Shaw
Chief Executive Officer

LINCOLN TECHNICAL INSTITUTE, INC.

/s/ Scott M. Shaw

By:
Scott M. Shaw
President

NASHVILLE ACQUISITION, L.L.C.

/s/ Scott M. Shaw

By:
Scott M. Shaw
President

NEW ENGLAND ACQUISITION, LLC

/s/ Scott M. Shaw

By:
Scott M. Shaw
President

EUPHORIA ACQUISITION, LLC

/s/ Scott M. Shaw

By:
Scott M. Shaw
President

[Signature Page to Credit Agreement]

LCT ACQUISITION, LLC

/s/ Scott M. Shaw

By:
Scott M. Shaw
President

NN ACQUISITION, LLC

/s/ Scott M. Shaw

By:
Scott M. Shaw
President

LTI HOLDINGS, LLC

/s/ Scott M. Shaw

By:
Scott M. Shaw
President

STERLING NATIONAL BANK

/s/ Mark R. Smith
By:
Mark R. Smith
Senior Vice President & Managing Director

[Signature Page to Credit Agreement]

ACKNOWLEDGMENT(S)

STATE OF NEW JERSEY	)
) ss.:
COUNTY OF ESSEX	)

On the 8th day of November, 2019, before me, the undersigned, a notary public in and for said state, personally appeared SCOTT M. SHAW personally known to me or proved to me on the basis of satisfactory evidence, to be the Chief Executive Officer of LINCOLN EDUCATIONAL SERVICES CORPORATION, a New Jersey corporation (“Company”) and is duly authorized to act as the authorized signatory of said Company, that said instrument was signed by him, and being informed of the contents thereof, acknowledged execution of the forgoing instrument on behalf of said Company.

Witness my hand and official seal.

/s/ Karen M. Dempsey

Notary Public of New Jersey
My Commission expires: 9/17/20

STATE OF NEW JERSEY	)
) ss.:
COUNTY OF ESSEX	)

On the 8th day of November, 2019, before me, the undersigned, a notary public in and for said state, personally appeared SCOTT M. SHAW personally known to me or proved to me on the basis of satisfactory evidence, to be the President of LINCOLN TECHNICAL INSTITUTE, INC.; a New Jersey corporation; NASHVILLE ACQUISITION, L.L.C., a Delaware limited liability company; NEW ENGLAND ACQUISITION, LLC, a Delaware limited liability company; EUPHORIA ACQUISITION, LLC, a Delaware limited liability company; LCT ACQUISITION, LLC, a Delaware limited liability company; NN ACQUISITION, LLC, a Delaware limited liability company and LTI HOLDINGS, LLC, a Colorado limited liability company (the “Companies”) and is duly authorized to act as the authorized signatory of said Companies, that said instrument was signed by him, and being informed of the contents thereof, acknowledged execution of the forgoing instrument on behalf of said Company.

Witness my hand and official seal.

/s/ Karen M. Dempsey

Notary Public of New Jersey
My Commission expires: 9/17/20

[Signature Page to Credit Agreement]